UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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USA TRUCK, INC.
(Name of Registrant as Specified In Its Charter)

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USA TRUCK, INC.
3200 Industrial Park Road
Van Buren, Arkansas 72956
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on May 8, 2019
To the Stockholders of USA Truck, Inc.:
Notice is hereby given that the Annual Meeting of Stockholders ("Annual Meeting") of USA Truck, Inc. (the "Company," "we," "us," or "our") will be held at the Intercontinental New York Barclay, Rockefeller Suite, 111 East 48th Street, New York, New York 10017 on Wednesday, May 8, 2019, at 9:00 a.m., Eastern Daylight Time (EDT), for the following purposes:
1.Election of three (3) Class III directors for a term of office expiring at the 2022 Annual Meeting.
2.Advisory approval of the Company's executive compensation.
3.Ratification of the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for 2019.
4.Approval of the second amendment to the Incentive Plan (the "Second Amendment to the Incentive Plan").
Only holders of record of our Common Stock at the close of business on March 13, 2019, are entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.
The Company's Proxy Statement is submitted herewith. The Annual Report for the year ended December 31, 2018, is being mailed to stockholders contemporaneously with the mailing of this Notice and Proxy Statement. Except to the extent it is incorporated by specific reference, the enclosed copy of our 2018 Annual Report is not incorporated into this Proxy Statement and is not deemed to be a part of the proxy solicitation material.
Important Notice Regarding the Availability of Proxy Materials for
the Meeting of Stockholders to Be Held on May 8, 2019
We have elected to provide access to our proxy materials both by: (i) sending you this full set of proxy materials, including a proxy card; and (ii) notifying you of the availability of our proxy materials on the Internet. This Notice of Meeting, Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2018, are available online and may be accessed at http://www.cstproxy.com/usa-truck/2019. We do not use "cookies" or other software that identifies visitors accessing these materials on this website. We encourage you to access and review all of the important information contained in the proxy materials before voting.
By order of the Board of Directors
/s/ Katherine B. Knight
Secretary
Van Buren, Arkansas
April 4, 2019
YOUR VOTE IS IMPORTANT.
To ensure your representation at the annual meeting, you are requested to promptly date, sign and return the accompanying proxy in the enclosed envelope. You may also vote on the Internet by following the electronic voting instructions found on the proxy card you receive or by telephone using a touch-tone telephone and calling the number contained on the proxy card you receive. Returning your proxy now will not interfere with your right to attend the annual meeting or to vote your shares personally at the annual meeting, if you wish to do so. The prompt return of your proxy may save us additional expenses of solicitation.

TABLE OF CONTENTS

GENERAL INFORMATION	5
REVOCABILITY OF PROXY	5
OUTSTANDING STOCK AND VOTING RIGHTS	5
REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES	5
PROPOSAL ONE: ELECTION OF DIRECTORS	6
Vote Required for Approval	6
Class III Director Nominees	6
CONTINUING DIRECTORS	7
Class I Directors	7
Class II Directors	8
CORPORATE GOVERNANCE	9
The Board of Directors and Its Committees	9
Board of Directors	9
Meetings	9
Director Independence	9
Risk Oversight	10
Board Leadership Structure	10
Committees of the Board of Directors	10
Executive Compensation Committee	10
Report of the Executive Compensation Committee	12
Executive Compensation Committee Interlocks and Insider Participation	12
Audit Committee	12
Report of the Audit Committee	13
Nominating and Corporate Governance Committee	14
Technology Committee	16
Executive Committee	16
Criteria and Diversity	16
Additional Corporate Governance Policies	17
Other Board and Corporate Governance Matters	18
EXECUTIVE OFFICERS	18
Section 16(a) Beneficial Ownership Reporting Compliance	19
EXECUTIVE COMPENSATION	19
Compensation Discussion and Analysis	19
Key Executive Compensation Program Changes	20
Overview	20
Philosophy and Objectives	21
Procedures for Determining Compensation	22
Benchmarking Compensation	23

Elements	23
Base Salary	23
Performance-Based Compensation	23
Other Elements of Compensation	27
Compensation Paid to Our Named Executive Officers	27
President and Chief Executive Officer Compensation Structure	27
Compensation of Our Other Named Executive Officers	28
2018 Management Cash Bonus Plan	30
2018 EIP	31
Separation Agreements	32
Potential Payments Upon Termination or Change in Control	33
The Role of Stockholder Say-on-Pay Vote	35
Accounting and Tax Considerations	35
Compensation Decisions with Respect to 2019	36
Risks Regarding Compensation	39
Summary Compensation Table	39
Narrative to the Summary Compensation Table	42
Grants of Plan-Based Awards	42
Narrative to Grants of Plan-Based Awards	43
Outstanding Equity Awards at Fiscal Year-End	44
Options Exercised and Stock Vested	46
Director Compensation	46
Narrative to Director Compensation	46
Pay Ratio Disclosure	47
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS	48
CERTAIN TRANSACTIONS	49
PROPOSAL TWO: ADVISORY AND NON-BINDING APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION	50
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	50
Principal Accounting Fees and Services	50
PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	51
PROPOSAL FOUR: APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN	52
Summary	52
Introduction	52
Provisions Designed to Protect Stockholders	54
Description of the Incentive Plan and the Second Amendment to the Incentive Plan	55
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS	64
STOCKHOLDER PROPOSALS	64
APPENDIX A	66

USA TRUCK, INC.
3200 Industrial Park Road
Van Buren, Arkansas 72956
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To be held on May 8, 2019

GENERAL INFORMATION
This Proxy Statement is furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of USA Truck, Inc., a Delaware corporation (the "Company," "USA Truck," "we," "our" or "us"), for use at the Annual Meeting of the Company to be held at the time and place and for the purposes set forth in the foregoing notice. Our mailing address is 3200 Industrial Park Road, Van Buren, Arkansas 72956, and our telephone number is (479) 471-2500.
The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, certain of our officers and employees, who will receive no special compensation therefor, may solicit proxies in person or by telephone, telegraph, facsimile or other means. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of our Common Stock.
The approximate date on which this Proxy Statement and the accompanying proxy are first being mailed to stockholders is April 4, 2019.
REVOCABILITY OF PROXY
Any stockholder executing a proxy retains the right to revoke it at any time prior to exercise at the Annual Meeting. A proxy may be revoked by delivery of written notice of revocation to Katherine B. Knight, Secretary of the Company, by execution and delivery to the Company of a later proxy or by voting the shares in person at the Annual Meeting. If not revoked, all shares represented at the Annual Meeting by properly executed proxies will be voted as directed therein. If no direction is given, such shares will be voted for election of all nominees for director, for approval, in an advisory and non-binding vote, of the compensation of our Named Executive Officers, for the appointment of Grant Thornton LLP as the Company's independent registered public accounting firm for 2019, for approval of the Second Amendment to the Incentive Plan, and at the discretion of the person(s) named as proxy(ies) therein on any other matters that may properly come before the Annual Meeting or any adjournments thereof.

OUTSTANDING STOCK AND VOTING RIGHTS
The Board of Directors has fixed the close of business on March 13, 2019, as the record date for determining the stockholders having the right to notice of, and to vote at, the Annual Meeting. As of the record date, March 13, 2019, 8,589,838 shares of Common Stock were outstanding and entitled to vote at the meeting. Each stockholder will be entitled to one vote for each share of Common Stock owned of record on the record date. The stock transfer books of the Company will not be closed. Stockholders are not entitled to cumulative voting with respect to the election of directors. The holders of a majority of the outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, are necessary to constitute a quorum.

REQUIRED AFFIRMATIVE VOTE AND VOTING PROCEDURES
Our bylaws provide that the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at an Annual Meeting, and entitled to vote on the election of directors, will be elected as directors of the Company. Thus, any abstentions or broker non-votes will have no effect on the election of directors. However, at any stockholder meeting at which a director is subject to an uncontested election, any nominee for director who receives a greater number of votes "withheld" from or voted "against" his or her nomination than are voted "for" such election, excluding abstentions, shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee pursuant to the Company's majority vote policy. See "Corporate Governance – The Board of Directors and Its Committees – Additional Corporate Governance Policies" for additional information regarding our majority vote policy. Approval of any other matter submitted to stockholders each requires the affirmative vote of a majority of votes cast by stockholders entitled to vote and represented in person or by proxy at the Annual Meeting. Abstentions and broker non-votes will not be counted for purposes of determining the number of votes cast with respect to a proposed corporate action. Accordingly, abstentions and broker non-votes will have no effect on the approval of any other matter submitted to stockholders.
If you are a holder of record of our Common Stock, you may vote your shares either (i) over the telephone by calling a toll-free number, (ii) by using the Internet, or (iii) by mailing your proxy card. Owners who hold their shares in street name will need to obtain a voting instruction form from the institution that holds their stock and must follow the voting instructions given by that institution.
The above-mentioned telephone and Internet-voting procedures have been designed to authenticate your identity, to allow you to give instructions, and to confirm that those instructions have been recorded properly. If you choose to vote by telephone or by using the Internet, please refer to the specific instructions on the proxy card. If you wish to vote using the proxy card, complete, sign and date your proxy card and return it to us before the meeting.
PROPOSAL ONE: ELECTION OF DIRECTORS
Our Restated and Amended Certificate of Incorporation provides that there shall be eight directors, subject to increases or decreases in such number by vote of the Board of Directors in accordance with the bylaws, classified into three classes, and that members of the three classes shall be elected to staggered terms of three years each. The Board presently consists of eight persons.
The current term of office of the three Class III directors will expire at the 2019 Annual Meeting and all of those directors have been nominated for re-election at the Annual Meeting for a term expiring at the 2022 Annual Meeting:
Class III
Term Expiring 2022
   Robert A. Peiser
   Robert E. Creager
   Alexander D. Greene
Proxies may not be voted at the 2019 Annual Meeting for more than three nominees for election as directors. Each of the nominees has consented to serve if elected and, if elected, will serve until the 2022 Annual Meeting or until his successor is duly elected and qualified, or until his earlier resignation, death, or removal.
Class I and Class II directors are currently serving terms expiring in 2020 and 2021, respectively. Class I directors are Major General (Ret.) Barbara J. Faulkenberry and M. Susan Chambers. Class II directors are James D. Reed, Thomas M. Glaser, and Gary R. Enzor.
All duly submitted and unrevoked proxies will be voted FOR the nominees listed above, unless otherwise instructed. It is expected that the nominees will be available for election, but if for any unforeseen reason any nominee should decline or be unavailable for election, the persons designated as proxies will have full discretionary authority to vote for another person designated by the Nominating and Corporate Governance Committee.

Vote Required for Approval
Assuming the presence of a quorum at the Annual Meeting, the nominees who receive a plurality of the votes cast by stockholders present or represented by proxy at the Annual Meeting, and entitled to vote on the election of directors, will be elected as directors. Any director subject to an uncontested election who is elected by a plurality and receives a greater number of votes "withheld" from or voted "against" his or her election than are voted "for" such election (excluding abstentions) shall be subject to the majority vote policy described under "Corporate Governance – The Board of Directors and Its Committees – Additional Corporate Governance Policies."

Class III Director Nominees
Robert A. Peiser. Mr. Peiser, 70, has served as a director since February 2012. Mr. Peiser was appointed Vice Chairman of the Board in August 2012 and Chairman of the Board in November 2012. He is engaged in active service on public as well as private corporate and non-profit boards. Mr. Peiser also serves on the Board, and is Chairman of the Compensation Committee, of SunCoke Energy, Inc., a public company providing raw material processing and handling to the steel and power industries, since March 2016. Previous public board service includes

Standard Register Company (October 2013 to November 2015); Primary Energy Recycling Corp. (June 2013 to December 2014); Team Industrial Services, Inc. (July 2007 to September 2012); and Solutia, Inc. (February 2008 to July 2012). From 2008 to 2010, Mr. Peiser served as the CEO and Chairman of the Board of Omniflight Helicopters, Inc., an air medical services provider. Previously, Mr. Peiser served as President, CEO and a director of Imperial Sugar Company, a refiner and marketer of sugar products, from 2002 to 2008. We believe Mr. Peiser's qualifications to serve on our Board of Directors include his broad-based executive, director and management experience with companies in transition in a variety of domestic and international industries. He is also a past Chairman and President of the Texas TriCities Chapter of the National Association of Corporate Directors ("NACD"). We believe his work with the NACD contributes to his being a valuable resource to our Board in the area of corporate governance best practices.
Robert E. Creager. Mr. Creager, 70, has served as a director since November 2012. Mr. Creager has chaired the Audit Committee since 2014, has been designated as our audit committee financial expert within the meaning of Item 407(d)(5)(ii) of Regulation S-K and meets the financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market's listing standards. Mr. Creager is a certified public accountant and has 39 years of public accounting and industry experience. Mr. Creager also serves as Chairman of the Audit Committee of Houston International Insurance Group, a property and casualty insurer, and is a director of the Texas TriCities Chapter of the NACD, as well as a governance fellow of the NACD. We believe his work with the NACD contributes to his being a valuable resource to our Board in the area of corporate governance best practices. From June 2014 until its sale in September 2016, Mr. Creager served as Chairman of the Audit Committee of Mattress Firm Holding Corp., a publicly held mattress retailer, and from April 2011 to January 2013, Mr. Creager served as Chairman of the Audit Committee of GeoMet, Inc., an independent natural gas exploration, development and production company. His experience includes 27 years as an Assurance Partner and a former Audit Practice Leader of the Houston office of PricewaterhouseCoopers LLP. We believe Mr. Creager's qualifications to serve on our Board of Directors include his extensive financial experience and his service on other audit committees.
Alexander D. Greene. Mr. Greene, 60, has served as a director since May 2014. He is engaged in active service on public as well as private corporate boards. Mr. Greene currently serves as a director of Ambac Financial Group, Inc., a publicly held provider of financial guarantees and other financial services, Element Fleet Management Corp., a fleet management and services company, and GP Natural Resource Partners LLC, a diversified natural resource company, and served as Chairman of the Board of Modular Space Corporation prior to its sale in 2018. Mr. Greene served as a Managing Partner and head of U.S. Private Equity with Brookfield Asset Management, a global asset management firm, from 2005 through 2014. Prior to Brookfield, Mr. Greene was a Managing Director and co-head of Carlyle Strategic Partners, a private equity fund, and a Managing Director and investment banker at Wasserstein Perella & Co. and Whitman Heffernan Rhein & Co. Mr. Greene is a volunteer firefighter and President of the Armonk Independent Fire Company in Armonk, New York, and serves on the budget and finance advisory committee for the town of New Castle, New York. Mr. Greene brings to the Board of Directors over 35 years of experience leading private equity, corporate finance, restructuring and advisory transactions and experience serving on public and private boards, which we believe qualifies Mr. Greene to serve as a member of our Board of Directors.
THE Board unanimously recommends A vote "FOR" THE ELECTION OF THE THREE NOMINEES NAMED ABOVE.
CONTINUING DIRECTORS
Class I Directors
Major General (Ret.) Barbara J. Faulkenberry. General Faulkenberry, 59, has served as a director since January 2016. General Faulkenberry has chaired the Technology Committee since it was formed in May 2016, and also serves on the Nominating and Corporate Governance Committee. General Faulkenberry also serves on the board of directors, and is a member of the Audit Committee, the Nominating and Corporate Governance Committee, and the Strategic Planning and Reserves Committee, of Callon Petroleum Company, a public company engaging in the exploration, development, acquisition and production of oil and natural gas properties, since May 2018. Prior to her retirement from the military in 2014, General Faulkenberry served as the Vice Commander, 18th Air Force, Scott Air Force Base, IL, with direct oversight of 1,100 mobility aircraft and 37,000 people. Since then, General Faulkenberry has held positions as an advisor for Momentum Aerospace Group, a Trustee for the Air Force Academy's Falcon Foundation and a board member of the International Women's Forum Leadership Foundation. She is a NACD Board Leadership Fellow and earned the Carnegie Mellon/NACD Certificate in Cybersecurity

Oversight, both of which contribute to best practices in corporate governance and cyber security. General Faulkenberry brings to the Company senior leadership experience in the areas of logistics, operations, strategic planning, risk management, cyber defense, international negotiations, governmental affairs, information technology and leadership development, which we believe qualifies her to serve as a member of our Board of Directors.
M. Susan Chambers. Mrs. Chambers, 61, has served as a director since March 2016. Ms. Chambers has chaired the Executive Compensation Committee since November 2016. Since July 2015, Mrs. Chambers has served as principal of Chambers Consulting LLC. Mrs. Chambers served as the Chief Human Resource Officer for Walmart Inc. from 2006 to her retirement in July 2015. From May 2017 to June 2018, Ms. Chambers served as a director for publicly traded Ecoark Holdings, Inc., a company that works to modernize the post-harvest fresh food supply chain for a wide range of organizations including growers, distributors and retailers. Prior to 2006, Mrs. Chambers served in various positions at Walmart Inc. since 1999, including Vice President of Application Development – Merchandising and Supply Chain Systems and Senior Vice President of Risk Management, Retirement and Benefits.  Mrs. Chambers previously served as a director of a private banking institution. We believe that Mrs. Chambers' extensive experience in human resource, supply chain and risk management qualifies her to serve on our Board of Directors.

Class II Directors
James D. Reed. Mr. Reed, 46, has served as President, Chief Executive Officer ("CEO") and a director since January 2017. From November 2016 through January 2017, Mr. Reed served as Executive Vice President and Chief Financial Officer of the Company. From June 2012 through October 2016, Mr. Reed served as Chief Financial Officer at Interstate Distributor Co., a provider of line and heavy-haul, refrigerated and intermodal transportation services throughout the continental United States and Canada, and President of two of its subsidiaries. From June 2011 through June 2012, Mr. Reed served as Senior Director, Finance at the Isilon Storage Division of EMC, a computer hardware and software company selling clustered file system hardware and software for digital content and other unstructured data to a variety of industries. He began his career with Intel Corp. in 1997. Mr. Reed holds a Bachelor of Arts in History and a Master of Business Administration from Brigham Young University. We believe Mr. Reed's extensive management and leadership experience, his thorough knowledge of the transportation and trucking industry and his role as President and CEO of the Company, which allows the Board of Directors to interface directly with senior management, qualifies him to serve as a member of our Board of Directors.
Thomas M. Glaser. Mr. Glaser, 69, has served as a director since May 2014. Mr. Glaser has worked as an independent consultant to the truckload industry since 2010, and served as our President and CEO from July 2015 to January 2016, and our Interim Chief Operating Officer ("COO") from April 2015 to July 2015 and January 2013 to June 2013. Mr. Glaser served as President and CEO of Arnold Transportation Services, Inc., a dry van freight services provider, from January 2008 to 2010, as well as a board member of Priority Transportation, Inc., from 2008 to 2010. Previously, Mr. Glaser held several positions at Celadon Group, Inc., from 2001 to 2007, most recently serving as President and COO. We believe Mr. Glaser's considerable experience as a senior executive in the transportation industry qualifies him to serve as a member of our Board of Directors.
Gary R. Enzor. Mr. Enzor, 56, has served as a director since September 2014. Mr. Enzor has chaired the Nominating and Corporate Governance Committee since May 2015. He is Chairman and CEO of Quality Distribution, Inc., a chemical bulk logistics services provider. Mr. Enzor has served as Chairman of Quality Distribution, Inc., since August 2013, has served as CEO since 2007, and as President since 2005. Mr. Enzor joined Quality Distribution, Inc. in 2004 as EVP and COO. Prior to joining Quality Distribution, Mr. Enzor held executive positions with Swift Transportation Company ("Swift"), Honeywell, Dell Computer and AlliedSignal, Inc. (now Honeywell International, Inc.). We believe Mr. Enzor's considerable experience in and thorough knowledge of the transportation and trucking industry qualifies him to serve as a member of our Board of Directors.
There is no family relationship between any director or executive officer and any other director or executive officer of the Company. None of the corporations or organizations referenced in the director biographies above is a parent, subsidiary or other affiliate of the Company unless otherwise noted. There are no arrangements or understandings between any of the director nominees and any other person pursuant to which any of the director nominees was selected as a nominee.

CORPORATE GOVERNANCE

The Board of Directors and its Committees

What We Do
√	Proxy access
√	Majority vote policy for uncontested elections
√	Independent Chairman of the Board
√	Audit Committee, Executive Compensation Committee, and Nominating and Corporate Governance Committee comprised solely of independent directors
√	More than two-thirds of the Board comprised of independent directors
√	Two of our seven independent directors are female
√	Director Overboarding Policy
√	Three audit committee members qualify as financial experts
√	Regular executive sessions of independent directors
√	Stock ownership guidelines for directors
√	Stock ownership guidelines for named executive officers
√	Anti-hedging and anti-pledging guidelines for senior executive officers and directors
√	No related party transactions
√	Board Retirement Policy
√	Change in Principal Occupation Policy for non-employee directors
√	At least 75% director attendance at all Board and Committee meetings
√	Annual enterprise risk assessment

Board of Directors
Meetings
In 2018, the Board of Directors held ten meetings, and met in executive session at least quarterly. During 2018, the Board had a standing Executive Committee, Executive Compensation Committee, Audit Committee, Technology Committee, and Nominating and Corporate Governance Committee. Each current member of the Board attended at least 75% of the aggregate of all meetings of the Board and of all committees on which he or she served. We encourage the members of our Board of Directors to attend our Annual Meetings, as well as committee meetings, even if they don't serve on that committee.  All but one of the then-current directors attended the 2018 annual meeting.

Director Independence
In determining the independence of its directors, the Board relies on the standards set forth in U.S. Securities and Exchange Commission ("SEC") regulations and The NASDAQ Stock Market's Listing Standards, including NASDAQ Rule 5605(a)(2). To be considered independent under such standard, an outside director may not have a direct or indirect material relationship with us. A material relationship is one which impairs or inhibits, or has the potential to impair or inhibit, a director's exercise of critical and disinterested judgment on behalf of us and our stockholders. In determining whether a material relationship exists, the Board considers, among other things, whether a director is a current or former employee of ours. Annually, our counsel reviews the Board's approach to determining director independence and recommends changes as appropriate.
Consistent with these considerations, the Board has determined that, during 2018, all of our directors, with the exception of our President and CEO, Mr. James D. Reed and Mr. Thomas M. Glaser, who served as our President and CEO during January 2016, were independent directors.  As of February 2019, Mr. Glaser met the definition of an independent director under NASDAQ Rule 5605(a)(2).

Risk Oversight
Our Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term operational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for us. The involvement of the full Board of Directors in evaluating our business strategy is a key part of its assessment of management's appetite for risk and also a determining factor of what constitutes an appropriate level of risk for us. The full Board of Directors participates in this annual assessment as we believe that risk oversight is most effective when the full knowledge, experience and skills of all directors are brought to bear on the complex subject of risk management.
In this process, risk is assessed throughout the business, focusing on the following primary areas of risk: financial risk, legal and compliance risk, technology, safety and security risk and operational and strategic risk. Within these primary areas of risk, our Board of Directors, with the input of management, has identified specific areas of risk that are pertinent to our business. Our Board of Directors receives reports and has discussions with management with respect to such areas. The Board of Directors makes assignments to certain members of management to provide reports and to answer to the Board of Directors with respect to such areas. Furthermore, our Board of Directors engages in discussions at the Board level and with management in an attempt to identify currently unknown risks.
While the full Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. For example, the Audit Committee reviews internal controls over financial reporting and, in connection therewith, receives a risk assessment report from our internal auditors. Additionally, in setting compensation, the Executive Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with our overall business strategy. The Technology Committee oversees management's cyber security practices, as well as information technology and cyber risk. Finally, the Nominating and Corporate Governance Committee oversees enterprise risk. The Board's role in risk oversight has not affected the leadership structure of our Board of Directors.

Board Leadership Structure
We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for the execution of our strategic direction and our day-to-day leadership and performance, while the Chairman of the Board provides guidance to the CEO, participates in setting the agenda for Board meetings and presides over meetings of the Board. The Chairman is also an independent director. Under our bylaws, we have provided for a formal office of CEO and established certain duties of the CEO that were previously reserved to the President and Chairman of the Board.
We have no current plans to separate the CEO and President roles, and our bylaws recite that the CEO shall be the President unless a separate CEO and President shall be appointed.

Committees of the Board of Directors
Executive Compensation Committee
The purpose of the Executive Compensation Committee is to oversee matters pertaining to compensation of our executive officers. The Executive Compensation Committee is also responsible for administering the grants of equity and other awards to executive officers and other employees under the USA Truck, Inc. 2014 Omnibus Incentive Plan, as amended (the "Incentive Plan"). Our Executive Compensation Committee's process for making executive compensation decisions is explained in more detail in "Executive Compensation – Compensation Discussion and Analysis – Procedures for Determining Compensation."
The charter for the Executive Compensation Committee sets forth the purpose and responsibilities of the Executive Compensation Committee in greater detail. The Executive Compensation Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate. A copy of the Executive Compensation Committee's charter, as of February 26, 2019, is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu.

The Executive Compensation Committee met six times during 2018. The Executive Compensation Committee is comprised of M. Susan Chambers (Chairwoman), Robert A. Peiser, Alexander D. Greene and Gary R. Enzor, each of whom is an independent director. In determining the independence of our Executive Compensation Committee members, the Board considered several relevant factors, including, but not limited to, each director's source of compensation and affiliations. Specifically, each member of the Executive Compensation Committee (i) is independent under The NASDAQ Stock Market's Listing Standards, including NASDAQ Rules 5605(a)(2) and 5605(d)(2)(A), (ii) meets the criteria set forth in Rule 10C-1(b)(1) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), (iii) did not directly or indirectly accept any consulting, advisory or other compensation fee from the Company, and (iv) as determined by our Board, is not affiliated with the Company, any Company subsidiary or any affiliate of a Company subsidiary, and does not have any other relationship or accept any compensation from the Company, which would impair each respective member's judgment as a member of the Executive Compensation Committee.
During 2013, the Executive Compensation Committee selected an independent compensation consultant, Compensation Strategies, Inc. ("CSI"). CSI has provided analysis and recommendations that inform the Executive Compensation Committee's decisions with respect to executive and director compensation for 2018 and 2019, including evaluating market pay data, providing analysis and input on program structure and providing updates on market trends and the regulatory environment as it relates to executive compensation. Pursuant to SEC rules and The NASDAQ Stock Market's Listing Standards, the Executive Compensation Committee has assessed the independence of CSI, and concluded that no conflict of interest exists that would prevent CSI from independently advising the Executive Compensation Committee. In connection with this assessment, the Executive Compensation Committee considered, among others, the following factors: (i) the provision of other services to us by CSI, (ii) the amount of fees we paid to CSI as a percentage of CSI's total revenue, (iii) CSI's policies and procedures that are designed to prevent conflicts of interest, (iv) the absence of any business or personal relationship of CSI or the individual compensation advisors employed by CSI with any of our executive officers, (v) the absence of any business or personal relationship of the individual compensation advisors with any member of the Executive Compensation Committee, and (vi) the absence of any of our stock owned by CSI or the individual compensation advisors employed by CSI. CSI does not perform other services for us, and will not do so without the prior consent of the Executive Compensation Committee. The Executive Compensation Committee has the sole authority to approve the terms of CSI's engagement. CSI's role in establishing the compensation of our Named Executive Officers, to the extent material, is addressed under "Executive Compensation – Compensation Discussion and Analysis – Procedures for Determining Compensation."
In performing its duties, the Executive Compensation Committee, as required by the applicable rules and regulations promulgated by the SEC, issues a report recommending to the Board that our Compensation Discussion and Analysis be included in this Proxy Statement. The Report of the Executive Compensation Committee for 2018 follows.
The Report of the Executive Compensation Committee shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Report of the Executive Compensation Committee also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporated into this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Executive Compensation Committee
The Executive Compensation Committee of the Board of Directors of USA Truck, Inc. has reviewed and discussed with management the Compensation Discussion and Analysis (as required by Item 402(b) of Regulation S-K of the SEC) contained in this Proxy Statement for the Annual Meeting to be held on May 8, 2019.
Based on that review and discussion, the Executive Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

Executive Compensation Committee:
M. Susan Chambers (Chairwoman)
Robert A. Peiser
Alexander D. Greene
Gary R. Enzor

Executive Compensation Committee Interlocks and Insider Participation
The Executive Compensation Committee is comprised of M. Susan Chambers (Chairwoman), Robert A. Peiser, Alexander D. Greene and Gary R. Enzor. All of the members who served on the Executive Compensation Committee during 2018 were independent as defined by defined by Rule 5605(a)(2) of The NASDAQ Stock Market's Listing Standards.
No member of the Executive Compensation Committee was an officer or employee of the Company at any time during 2018 or as of the date of this Proxy Statement, nor is any member of the Executive Compensation Committee a former officer of the Company. In 2018, no member of the Executive Compensation Committee had any relationship or transaction with the Company that would require disclosure as a "related person transaction" under Item 404 of Regulation S-K in this Proxy Statement under the section entitled "Certain Transactions."
No director serving on the Executive Compensation Committee was, at any time during or before 2018, an officer or employee of the Company or any of its subsidiaries. In addition, during 2018, none of our executive officers served as a member of the board of directors or compensation committee (or other board committees performing equivalent functions) of another entity, one of whose executive officers served on our Executive Compensation Committee or otherwise served on our Board.
See "Certain Transactions," which describes the absence of any transactions between us and our other directors, executive officers or their affiliates, and "Executive Compensation – Compensation Discussion and Analysis –Director Compensation" for a description of compensation of the members of the Executive Compensation Committee.

Audit Committee
The Audit Committee has primary responsibility for assisting and directing the Board in fulfilling its oversight responsibilities with respect to our auditing, accounting and financial reporting processes. The Audit Committee's primary responsibilities include:

●	monitoring our financial reporting processes and systems of internal controls over financial reporting;
●	monitoring the independence and performance of our independent registered public accounting firm, and managing the relationship between us and our independent registered public accounting firm; and
●	providing an avenue of communication among the Board, the independent registered public accounting firm, our internal audit function, and our management.

The Audit Committee has exclusive power to engage, terminate and set the compensation of our independent registered public accounting firm. The Audit Committee also evaluates and makes recommendations to the full Board with respect to all related-party transactions and other transactions representing actual or potential conflicts of interest, and reviews all such transactions at least annually. The Board has adopted a written charter for the Audit

Committee, which sets forth the purpose and responsibilities of the Audit Committee in greater detail. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate. A copy of the Audit Committee's charter, as of February 26, 2019, is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu.
The Audit Committee met seven times during 2018. The Audit Committee is comprised of Robert E. Creager (Chairman), Alexander D. Greene and Robert A. Peiser. The Board has determined that each of Robert E. Creager, Alexander D. Greene and Robert A. Peiser qualifies as an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K, and meets the independence and financial sophistication requirements set forth in Rule 5605(c)(2)(A) of The NASDAQ Stock Market's Listing Standards, and has designated Robert E. Creager as its audit committee financial expert.
All of the members who served on the Audit Committee during 2018 were independent as defined by Rule 5605(a)(2) of The NASDAQ Stock Market's Listing Standards and meet the independence and other requirements set forth for audit committee members in Rule 5605(c)(2)(A) of those Listing Standards. See "Report of the Audit Committee."
In performing its duties, the Audit Committee, as required by applicable rules of the SEC, issues a report recommending to the Board of Directors that our audited financial statements be included in our annual report on Form 10‑K, and determines certain other matters, including the independence of our independent registered public accounting firm. The Audit Committee Report for 2018 is set forth below.
The Audit Committee Report shall not be deemed to be "soliciting material" or to otherwise be considered "filed" with the SEC, nor shall this report be subject to Regulation 14A or Regulation 14C (other than as indicated) or to the liabilities set forth in Section 18 of the Exchange Act. This Audit Committee Report also shall not be deemed to be incorporated by reference into any prior or subsequent filing with the SEC made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filings incorporating this Proxy Statement by reference, except to the extent we incorporate such report by specific reference or treat it as soliciting material.

Report of the Audit Committee
The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities relating to the quality and integrity of the Company's financial reports and financial reporting processes and systems of internal controls over financial reporting. The Audit Committee does not prepare financial statements or perform audits, and its members are not auditors or certifiers of the Company's financial statements. Rather, the Company's management has primary responsibility for the Company's financial statements and the overall reporting process, including maintenance of the Company's system of internal controls. The Audit Committee is responsible for the appointment, evaluation, compensation, retention and oversight of the work of the Company's independent registered accounting firm, Grant Thornton LLP ("Grant Thornton"). Grant Thornton is responsible for conducting an independent audit of the Company's financial statements and the Company's internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") and issuing reports thereon.
The Audit Committee recognizes the importance of maintaining the independence of the Company's independent registered public accounting firm, both in fact and appearance. The Audit Committee evaluates the qualifications, performance, and independence of the Company's independent registered public accounting firm and determines whether to re-engage the current firm. In doing so, the Audit Committee considers the quality and efficiency of the services provided, the auditor's capabilities, including their technical expertise and knowledge of the Company's operations and industry. Based on this evaluation, the Audit Committee has retained Grant Thornton as the Company's independent registered public accounting firm for 2019. Grant Thornton has been the Company's independent registered public accounting firm since 2006.
The Audit Committee believes that, due to Grant Thornton's knowledge of the Company and the industry in which it operates, it is in the best interest of the Company and its stockholders to continue retention of Grant Thornton to serve as the Company's independent registered public accounting firm. Although the Audit Committee has the sole authority to appoint the Company's independent registered public accounting firm, the Audit Committee recommended that the Board ask the stockholders to ratify the appointment of Grant Thornton for 2019.
In performing its duties, the Audit Committee has reviewed and discussed with management and the Company's registered independent public accounting firm the Company's financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting and, in issuing this report, has relied upon the responses and information provided to the Audit Committee by management and such accounting firm. For the fiscal year ended December 31, 2018, the Audit Committee (i) reviewed and discussed with Grant Thornton the audited financial statements, including a discussion of the quality, not just the acceptability of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements, management's assessment of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting; (ii) discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees issued by the PCAOB; (iii) received and reviewed the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton's communications with the Audit Committee concerning independence; and (iv) discussed with Grant Thornton its independence. The Audit Committee also met in periodic executive sessions with representatives of Grant Thornton, management, and the Company's internal audit personnel during 2018.
Based on the foregoing reviews and meetings, the Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements and management's assessment of the effectiveness of internal control over financial reporting, be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2018, for filing with the SEC.

Audit Committee:
Robert E. Creager (Chairman)
Alexander D. Greene
Robert A. Peiser

Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is responsible for (i) recommending to the full Board corporate governance guidelines applicable to us, (ii) leading the Board in its annual review of the Board's performance, (iii) identifying individuals qualified to become Board members consistent with criteria approved by the Nominating and Corporate Governance Committee of the Board, (iv) overseeing enterprise risk and (v) performing such other functions as are customarily performed by nominating and corporate governance committees. The members of the Nominating and Corporate Governance Committee are Gary R. Enzor (Chairman), Robert E. Creager, Barbara J. Faulkenberry and M. Susan Chambers. All of the directors who served on the Nominating and Corporate Governance Committee during 2018 were independent as defined by Rule 5605(a)(2) of The NASDAQ Stock Market's Listing Standards. The Board has adopted a written charter for the Nominating and Corporate Governance Committee, which sets forth the purpose and responsibilities of the Nominating and Corporate Governance Committee in greater detail. The Nominating and Corporate Governance Committee reviews and reassesses the adequacy of its charter on an annual basis and recommends changes to the Board when appropriate. A copy of the Nominating and Corporate Governance Committee's charter, as of February 26, 2019, is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu.
The Nominating and Corporate Governance Committee met two times during 2018. In order to be considered a director nominee, a person's (including an incumbent director's) nomination must be approved by both a majority vote of the Nominating and Corporate Governance Committee and the vote of a majority of all directors.
Whenever a determination has been made that it is necessary to nominate one or more persons, in addition to incumbent directors, the Nominating and Corporate Governance Committee will have primary authority for identifying persons who meet our required qualifications and who otherwise have the experience and abilities necessary to serve as effective members of the Board. The Nominating and Corporate Governance Committee may delegate this identification function to one or more of its members. In performing this function, the Nominating and Corporate Governance Committee may rely on such resources as it deems appropriate, including, without limitation, recommendations from our management, from our incumbent directors, from third parties or from stockholders. In addition, the Nominating and Corporate Governance Committee may, at our expense, engage the services of professional search firms or other consultants or advisers and may pay them such fees as the Nominating and Corporate Governance Committee shall determine to be reasonable and appropriate.
Each nominee should be committed to our basic beliefs as set forth in our Code of Business Conduct and Ethics and shall be an individual of integrity, intelligence and strength of character. In addition, each nominee should have, among other attributes:

●	a reputation both personal and professional, consistent with our image and reputation;
●	relevant expertise and experience, including educational or professional backgrounds and should be able to offer advice and guidance to our management based on that expertise and experience;
●	a working knowledge of corporate governance issues and the changing role of boards;
●	demonstrated management and/or business skills or experience that will contribute substantially to the management of the Company;
●	a general understanding of marketing, finance and other disciplines relevant to the success of a publicly traded company in today's business environment; and
●	an understanding of our business and the general trucking or transportation industry, or the willingness and ability to develop such an understanding.

Finally, in identifying and selecting persons for consideration as nominees, the Nominating and Corporate Governance Committee will consider the rules and regulations of the SEC and The NASDAQ Stock Market Listing Standards (or such other stock exchange or stock market on which our securities may be listed or traded from time to time) regarding the composition of the Board and the qualifications of its members.
The Nominating and Corporate Governance Committee may take such actions as it deems appropriate to evaluate whether each person who has been recommended or proposed for approval as a nominee meets the qualifications, as described above, and set forth in the Nominating and Corporate Governance Committee charter, and otherwise has the experience and abilities necessary to be an effective member of the Board. These procedures may include at least one personal interview of the candidate by the Nominating and Corporate Governance Committee, discussions with qualified representatives of companies or firms by which the candidate is or has previously been employed or on whose boards of directors the candidate is serving or has previously served, or with such other persons as the Nominating and Corporate Governance Committee deems appropriate to rely upon as references for the candidate, and completion of a questionnaire regarding the candidate's prior employment and service on boards of directors, criminal convictions or sanctions and other matters deemed appropriate by the Nominating and Corporate Governance Committee.
As set forth in detail in the Nominating and Corporate Governance Committee charter, it is generally the policy of the Nominating and Corporate Governance Committee to consider stockholder recommendations of proposed director nominees, other than through our proxy access nomination procedures, if such recommendations are timely received and otherwise comply with the requirements set forth in our bylaws and applicable SEC rules. The Nominating and Corporate Governance Committee will evaluate any stockholder recommendations pursuant to the same procedures that it follows in connection with consideration of recommendations received from any other source. Stockholders must submit such recommendations in the manner and by the dates specified for stockholder nominations in our bylaws. To be timely under our bylaws, recommendations must be received in writing at our principal executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956, not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding Annual Meeting. For the 2020 Annual Meeting, stockholder recommendations must be received by us no earlier than January 9, 2020 and no later than February 8, 2020. In addition, pursuant to our bylaws, any recommendation of a director submitted by a stockholder must include the following information:

●	the proposed nominee's name, age, business address and residence address;
●	the proposed nominee's principal occupation or employment;

●	the class and number of shares of our stock owned beneficially or of record by the proposed nominee and his or her affiliates and additional information concerning the nature of ownership and any risk mitigation arrangements;
●	such other information as is required to be disclosed in solicitations of proxies with respect to nominees for election as directors pursuant to Regulation 14A under the Exchange Act;
●	the nominating stockholder's (and any beneficial holder's) name and record address;
●	the class and number of shares of our stock owned beneficially or of record by the nominating stockholder and his, her or its affiliates, and any beneficial owner and additional information concerning nature of ownership and any risk mitigation arrangements;
●	a description of any agreements, arrangements or understandings between the nominating stockholder and the nominee pursuant to which the nomination is being made, and any material interest of the nominating stockholder in the nomination;
●	a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the nominee; and
●	any other information required by Regulation 14A.
●	a reputation both personal and professional, consistent with our image and reputation;
●	relevant expertise and experience;

Technology Committee
The Technology Committee is responsible for assisting with the identification and implementation of new technology in our Trucking and USAT Logistics divisions, as well as overseeing our technology and cyber opportunities and risks. The Technology Committee's responsibilities also include reviewing technology planning, strategy, trends, priorities and disaster preparedness, as well as overseeing our cyber security program and effective protection of our intellectual property.
The Board has adopted a written charter for the Technology Committee, which sets forth the purpose and responsibilities of the Technology Committee in greater detail. A copy of the Technology committee's charter, as of February 26, 2019, is available at our website, http://usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu.
The Technology Committee met three times during 2018. The Technology Committee is comprised of Barbara J. Faulkenberry (Chairwoman), M. Susan Chambers and Thomas M. Glaser.

Executive Committee
During 2018, the Board had a standing Executive Committee comprised of our non-employee directors. The Executive Committee did not meet in 2018.

Criteria and Diversity
In considering whether to recommend any candidate for inclusion in the Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee will apply criteria, including the candidate's integrity, business acumen, age, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all stockholders. In addition, no non-employee director nominee should serve as a director of more than four public companies, including the Company, and no director nominee who is also the CEO of the Company should serve as a director of more than one public company, excluding the Company. Please see Exhibit A to the Nominating and Corporate Governance Committee charter for additional details regarding criteria for our director nominees. A copy of the Nominating Corporate Governance Committee's charter, as of February 26, 2019, is available at our website, http://usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu.
The value of diversity on the Board will continue to be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. Two of our seven independent directors are female. The Nominating and Corporate Governance Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. We assess the effectiveness of our policies and practices on Board diversity in connection with assessing the effectiveness of our Board as a whole. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.
In order to be considered by the Board, any candidate proposed by one or more stockholders will be required to submit appropriate biographical and other information equivalent to that required of all other director candidates.

Additional Corporate Governance Policies
We are committed to having sound corporate governance principles, which are essential to maintaining our integrity in the marketplace. The Board has adopted additional guidelines for membership on the Board, including:

●	Retirement Policy: no person will be appointed or stand for election as a director after his or her seventy-fifth birthday, unless waived by a majority vote of the Board.
●
Majority Vote Policy: a director who is subject to an uncontested election at any stockholder meeting shall promptly tender his or her resignation for consideration by the Nominating and Corporate Governance Committee if such director receives a greater number of votes "withheld" from or voted "against" his or her election than are voted "for" such election, excluding abstentions.

●
Change in Principal Occupation Policy: a non-employee director must submit his or her resignation to the Nominating and Corporate Governance Committee if such director's principal occupation or business association changes substantially during his or her tenure as a director, so that the Nominating and Corporate Governance Committee can consider the appropriateness of continued Board membership under the circumstances.

●
Outside Board Membership Policy: Board members must advise the Nominating and Corporate Governance Committee before accepting membership on other public boards of directors, any public audit committee or other significant committee assignment, and before establishing other significant relationships with businesses, institutions, governmental units or regulatory entities, particularly those that may result in significant time commitments, a change in the director’s relationship to the Company, or a conflict of interest.

●
Director Overboarding: No non-employee director should serve as a director of more than four public companies, including the Company, and no director who is also the CEO of the Company should serve as a director of more than one public company, excluding the Company.

●
Clawback Policy: In the event of a material financial restatement, with a three year look-back, or the imposition of a material financial penalty, we will require, to the fullest extent permitted by applicable law, that an employee who was subject to the reporting requirements of Section 16 of the Exchange Act forfeit or reimburse us for any incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to such employee at any time during the performance period relating to the applicable incentive-based compensation, in the sole and absolute discretion of the Board, as further provided in the Clawback Policy.

●
Stock Ownership Policy: Our CEO, CFO and other named executive officers and non-employee directors are required to build certain stock ownership over time through equity grants, expressed as multiples of annual base salary or cash retainer for Board service, as applicable.

●
Anti-Hedging and Pledging Policy: Hedging transactions in our Common Stock are prohibited (including, but not limited to, short-selling, options, puts and calls, as well as derivatives such as swaps, forwards and futures), and pledging our Common Stock as collateral for loans or purchasing our Common Stock on margin is also prohibited.

●
Proxy Access: Eligible stockholders with an ownership threshold of 3% who have held their shares for at least three years and who otherwise meet the requirements set forth in our bylaws may have their nominees, consisting of the greater of 25% or two nominees to our Board, included in our proxy materials; unlimited aggregation by stockholders to reach the 3% ownership threshold; and notice of nominations must be received not less than 120 days nor more than 150 days prior to the anniversary of the date the Company mailed its proxy for the immediately preceding annual meeting of stockholders.

The Board has also directed that the Nominating and Corporate Governance Committee be responsible for administering these guidelines and reporting to the Board no less than annually regarding compliance with these guidelines. Please see Exhibit B to the Nominating and Corporate Governance Committee charter for additional details regarding the foregoing guidelines.

Other Board and Corporate Governance Matters
We are committed to conducting our business in accordance with the highest ethical standards. As part of that commitment, the Board has adopted a Code of Business Conduct and Ethics Policy ("Code of Ethics") applicable to all directors, officers and employees, which sets forth the conduct and ethics expected of all our affiliates and employees, a copy of which is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu. In addition, any amendments to, or waivers of, any provision of the Code of Ethics that apply to our principal executive, financial and accounting officers or persons performing similar functions, will be posted at that same location on our website. The Nominating and Corporate Governance Committee is responsible for, in part, recommending to the full Board corporate governance guidelines applicable to us and leading the Board in its annual review of the Board's performance.
We adopted a Policy Statement and Procedures for Reporting Violations and Complaints ("Whistleblower Policy"), a copy of which is available at our website, http://www.usa-truck.com, under the "Corporate Governance" tab of the "Investor Relations" menu. The Whistleblower Policy is intended to create a workplace environment that encourages open and honest communication and to hold the Company and our personnel, including senior management, accountable for adhering to our ethical standards. The Whistleblower Policy establishes procedures for any person to report violations, by us or any of our personnel, of our Code of Ethics or any laws, rules or regulations without fear of retaliation. The Whistleblower Policy also contains special procedures for submission by employees, of confidential, anonymous complaints involving our accounting practices and internal accounting controls.
We also adopted a Shareholder Communications with Directors Policy, which describes the manner in which stockholders can send communications to the Board and sets forth our policy regarding Board members' attendance at Annual Meetings. This Policy is available at our website, http://www.usa-truck.com under the "Corporate Governance" tab of the "Investor Relations" menu.

EXECUTIVE OFFICERS
The names and other biographical data for our current executive officers (other than Mr. Reed) are set forth below. Biographical information for Mr. Reed is set forth under the heading "Continuing Directors – Class II Directors" above.
Jason R. Bates. Mr. Bates, 41, has served as our Executive Vice President and Chief Financial Officer since May 2017. Prior to that, Mr. Bates served as Vice President of Finance, and Investor Relations Officer of Swift from December 2010 to April 2017. Mr. Bates joined Swift in 2003, and during his tenure, served in various financial leadership roles, including responsibility for financial planning and analysis, business and data analytics, strategic reporting, business intelligence, revenue and transactional services, treasury, and investor relations. Prior to his appointment as Vice President of Finance and Investor Relations Officer, he served as Swift's Vice President and

Assistant Treasurer. Mr. Bates completed his Bachelor of Science degree in business at Brigham Young University, and obtained his Master's degree in business administration from Arizona State University.
Timothy W. Guin. Mr. Guin, 53, has served as our Executive Vice President and Chief Commercial Officer since April 2018. Previously, Mr. Guin served as Executive Vice President of Sales and Marketing at Swift from 2016 to 2018, and served as Vice President of Sales at Swift from 2011 to 2016. From 2006 until 2010, he served as Vice President of Business Development in charge of Mergers and Acquisitions for U.S. Xpress Enterprises, Inc., a truckload transportation services provider. Mr. Guin later became President of Arnold Transportation, a truckload transportation services provider, where he served until 2011. Mr. Guin served on the Board of Directors at Arnold Transportation from 2010 until 2011. Mr. Guin holds a Bachelor Degree in Political Science from Winthrop University.
George T. Henry. Mr. Henry, 34, has served as Senior Vice President – USAT Logistics since March of 2018. Previously, Mr. Henry served as Vice President of Logistics and Knight Dedicated at Knight Transportation, Inc., a truckload transportation services provider, from April 2013 to March 2018. Prior to joining Knight, Mr. Henry served in various 3PL and brokerage roles at Transplace, a logistics provider, from November 2005 to April 2013, where he advanced in progressively more responsible roles, culminating in his promotion to Vice President of Capacity Services. Mr. Henry has a Bachelor of Science degree in Supply Chain, Transportation and Logistics Management from the University of Wales, U.K.
All of our executive officers are appointed by the Board for such term as may be prescribed by the Board and until such person's successor shall have been elected and shall qualify, or until such person's death or resignation, or until such person's removal in the manner provided under our bylaws. None of the corporations or organizations referenced in the executive biographies above is a parent, subsidiary, or other affiliate of the Company unless otherwise noted.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms and amendments thereto, we believe that none of our officers, directors, and greater than 10% beneficial owners failed to file on a timely basis the reports required by Section 16(a).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis
In this section, we explain to our stockholders how our executive compensation programs, policies and decisions are formulated, applied and operated with respect to our Named Executive Officers (as designated below). We also discuss and analyze our executive compensation programs, including each component of compensation awarded under the programs, and the corresponding compensation amounts for each Named Executive Officer.
This section should be read in conjunction with the sections entitled "Executive Compensation – Summary Compensation Table" (and related tabular and narrative discussions) and "Corporate Governance – The Board of Directors and its Committees – Committees of the Board of Directors – Executive Compensation Committee" contained in this Proxy Statement. As noted in that section, our Executive Compensation Committee, which is comprised only of directors who satisfy applicable SEC and NASDAQ independence requirements, oversees and administers our executive compensation policies and practices.

Key Features of Our Executive Compensation Program
We have adopted several stockholder-friendly practices with respect to our executive compensation. The following summary provides highlights of our 2018 executive compensation program:

What We Do
√	Direct link between pay and performance that aligns business strategies with value creation;
√	Appropriate balance between short- and long-term compensation discourages short-term risk taking at the expense of long-term results;
√	Double-trigger change-in-control provisions;
√	Clawback Policy to recoup incentive-based compensation;
√	Stock Ownership and Anti-Hedging and Anti-Pledging Policy;
√	No tax gross-ups on equity awards;
√	No repricing of stock options without stockholder approval;
√	No payment of dividends on unvested awards;
√	One year minimum vesting periods;
√	No excessive perquisites for executives; and
√	Independent compensation consultant retained by the Executive Compensation Committee.

Overview
Our Executive Compensation Committee is responsible for decisions regarding the compensation of our Named Executive Officers, and for ensuring that those decisions are consistent with our compensation philosophy and objectives. Our compensation policies and practices relating to the compensation of the officers listed in the table below, who are sometimes collectively referred to as the "Named Executive Officers", are explained in more detail below. For 2018, our Named Executive Officers were:

Named Executive Officer	Title
James D. Reed	President and Chief Executive Officer
Jason R. Bates	Executive Vice President and Chief Financial Officer
Timothy W. Guin	Executive Vice President and Chief Commercial Officer (1)
Johannes "Werner" P. Hugo	Former Senior Vice President – Trucking Operations (2)
George T. Henry	Senior Vice President – USAT Logistics (3)

Former Executive Officers
James A. Craig	Former Executive Vice President, Chief Commercial Officer and President – USAT Logistics (4)

1.In April 2018, Mr. Guin was appointed as Executive Vice President and Chief Commercial Officer.
2.Mr. Hugo held this position from May 2017 to March 2019.
3.In March 2018, Mr. Henry was appointed as Senior Vice President – USAT Logistics.
4.In May 2018, Mr. Craig retired as Executive Vice President, Chief Commercial Officer, and President – USAT Logistics.

Philosophy and Objectives

Objective	How Achieved
Align compensation with our business objectives and the interests of our stockholders and reward the achievement of corporate goals	All of our performance-based cash and equity compensation is dependent upon achievement of corporate goals, as described below
Caps on cash awards are built into our plan design
The equity compensation component, which recently has consisted of restricted stock with performance-based and time-based vesting requirements, is designed to align our management compensation with longer-term increases in stockholder value and expose the holder to the risk of downward stock prices and volatility
Balance short-term and long-term goals for performance-based compensation
Our clawback policy requires certain executive officers to forfeit or reimburse us for any performance-based compensation in the event of a material financial restatement or the imposition of material financial penalty
Encourage and reward high levels of performance	Balance the mix of fixed and performance-based compensation, with the performance-based compensation encouraging high levels of performance
The Executive Compensation Committee determined that weighting the Company goals in 2018 to 100% for Named Executive Officers further incentivizes alignment with consolidated performance
Mitigate potential risk relating to short-term incentives	Balance the mix of fixed and performance-based compensation without overweighting annual cash incentives, which may encourage strategies and risks that may not correlate with our long-term best interests
Mitigate potential risks through caps on cash awards, which are built into our plan design
Attract and retain executive officers who contribute to our long-term success	We, with input from our independent compensation consultant, review publicly available data regarding all elements of compensation paid by truckload companies with similar size or operations to ensure we are competitive, as described below
Attract qualified candidates with cash signing incentives and encourage retention with time- and performance-based equity incentives
Emphasize equity-based compensation that is linked to achievement of specified performance goals, and which is also subject to multi-year vesting requirements to promote long-term ownership

Procedures for Determining Compensation
The Executive Compensation Committee is responsible for making and approving changes in the total compensation of our Named Executive Officers, including the mix of compensation elements. In making decisions regarding the compensation of our Named Executive Officers, the Executive Compensation Committee evaluates our performance as well as the performance of individual executive officers. The Executive Compensation Committee recognizes the need for our executive compensation structure to be competitive and to aid in the recruitment and retention of key executives. In addition, our executive compensation needs to reflect the continued focus of our management team that is critical to the successful execution of our operating plans.
In making decisions regarding total compensation, the Executive Compensation Committee considers whether the total compensation is:

●	fair and reasonable to us and to our Named Executive Officer;
●	internally appropriate based upon our culture and the compensation of our other employees;
●	within a reasonable range of the compensation afforded by other opportunities; and
●	comparable to market with respect to base salary, target bonus, long-term incentive grant value and total compensation.
The Executive Compensation Committee also bases its decisions regarding compensation upon its assessment of each of our Named Executive Officer's leadership, integrity, individual performance, years of experience, skill set, level of commitment and responsibility required in the position, contributions to our financial performance, creation of stockholder value, and current and past compensation. In determining the mix of compensation elements, the Executive Compensation Committee considers the effect of each element in relation to total compensation. The Executive Compensation Committee specifically considers whether each particular element provides an appropriate incentive and reward for performance that may enhance long-term stockholder value. In determining whether to increase or decrease an element of compensation, we rely upon the business experience of the members of the Executive Compensation Committee, the Executive Compensation Committee's general understanding of compensation levels at public companies, the historical compensation levels of our Named Executive Officers and, with respect to Named Executive Officers other than the CEO, we consider the recommendations of the CEO. In determining compensation, the Executive Compensation Committee also considers the advice of the independent compensation consultant it engaged in 2013, Compensation Strategies, Inc. ("CSI"). The Executive Compensation Committee does not typically consider amounts that may be realized by our executive officers from prior compensation awards, such as appreciation in the value of stock previously acquired pursuant to restricted stock or other equity-based awards, when making decisions regarding current compensation.
The Executive Compensation Committee has the authority under its charter to engage the services of outside consultants for assistance. In addition to the considerations discussed above, the Executive Compensation Committee also considers the advice and recommendations of CSI, which has provided analysis and recommendations that inform the Executive Compensation Committee's decisions, including the following services with respect to compensation decisions since CSI's engagement:

●	attendance at meetings of the Executive Compensation Committee, as requested by the Executive Compensation Committee;
●	advice on market trends, regulatory issues and developments and how they may impact our executive and director compensation programs;
●	review of compensation strategy and executive and director compensation programs for alignment with our strategic business objectives;
●	advice on the design of executive and director compensation programs to ensure the linkage between pay and performance;
●	market data analyses;
●	advice to the Executive Compensation Committee and the Board on setting compensation for executive officers and directors; and
●	such other activities as requested by the Executive Compensation Committee.

Benchmarking Compensation
As described throughout this report, the Executive Compensation Committee takes multiple factors and inputs into account when making compensation decisions. One such input is information regarding the external executive compensation market. The Executive Compensation Committee takes into account information regarding pay for both individual positions and the executive group as a whole. While we have not adopted a formal peer group for compensation benchmarking, CSI provides the Executive Compensation Committee with periodic market assessments reflecting the form and size of compensation opportunities provided by companies in the transportation industry and the general U.S. marketplace. This information details practices for specific elements of compensation (salary and incentives) and is adjusted to reflect our financial size relative to the market comparison groups. From these market assessments, the Executive Compensation Committee is able to monitor the amount, mix, and design of our executive pay versus the relevant, competitive marketplace. This market assessment is factored in together with a historic inventory of individuals' compensation including realizable and realized pay.

Elements
Our compensation program consists of two major elements, fixed and performance-based compensation. In 2018, total compensation for executive officers, including our Named Executive Officers, consisted of one or more of the following components:

●	base salary;
●	performance-based annual cash bonus;
●	equity incentive awards;
●	other compensation; and
●	employee benefits, which are generally available to all of our team members.

A discussion of each element follows.

Base Salary
We set base salaries to:

●	reward executives for ongoing performance;
●	attract, motivate, and retain highly qualified executives; and
●	provide our executive officers with stability that allows our executives to focus their attention and efforts on creating stockholder value and on our other business objectives.

In determining base salaries, we consider the quality and effectiveness of the executive's leadership, scope of responsibilities, past performance and future potential of providing value to our stockholders, the executive's current salary, qualifications, and experience, including, but not limited to, the executive's industry knowledge and the executive's length of service with us. The Executive Compensation Committee sets base salaries at a level that allows us to pay a significant portion of an executive's total compensation in the form of performance-based compensation, including annual cash bonuses and equity incentives. We believe this mix of compensation helps us incentivize our executives to build stockholder value over the long-term. We consider adjustments to base salaries annually to reflect the foregoing factors without assigning specific weight to any of the individual factors.

Performance-Based Compensation
Our Incentive Plan is a broad-based plan under which we grant cash and equity performance-based compensation. We use performance-based compensation to, among other things:

●	provide annual incentives to executive officers in a manner designed to reinforce our performance goals;

●	attract, motivate and retain qualified executive officers by providing them with long-term incentives; and
●	align our executive officers' and our stockholders' long-term interests by creating a strong, direct link between executive compensation and stockholder return.

Awards under the Incentive Plan may be paid in cash, shares of our Common Stock, a combination of cash and shares of our Common Stock, or in any other permissible form, as determined by our Executive Compensation Committee. All equity awards granted under the Incentive Plan are evidenced by an award notice that specifies the type of award granted, the number of shares of our Common Stock underlying the award, if applicable, and all terms governing the award. Payment of awards may include such terms, conditions, restrictions and limitations, if any, as the Executive Compensation Committee deems appropriate, including, in the case of awards paid in shares of our Common Stock, provisions regarding the forfeiture of such shares under certain circumstances, stock ownership and holding requirements, clawback provisions, and anti-hedging and anti-pledging provisions. The Incentive Plan authorizes the grant of stock options, stock appreciation rights, stock awards, restricted stock units, performance units, performance awards, and any other form of award established by the Executive Compensation Committee that is consistent with the Incentive Plan's purpose, or any combination of the foregoing.
Performance-Based Annual Cash Bonus
We use performance-based annual cash bonuses to, among other things:

●	reward our executive officers for high levels of achievement;
●	incentivize our executive officers to increase stockholder value; and
●	emphasize our corporate goals.

In March 2018, pursuant to the Incentive Plan, the Executive Compensation Committee approved a management cash bonus plan for our senior management, including our Named Executive Officers, with a performance period of January 1, 2018 through December 31, 2018 (the "2018 Management Cash Bonus Plan"). The 2018 Management Cash Bonus Plan was administered by the Executive Compensation Committee, which made all decisions regarding participants in and awards under the 2018 Management Cash Bonus Plan. Under the 2018 Management Cash Bonus Plan, and consistent with the objectives of the Incentive Plan, the participants in the 2018 Management Cash Bonus Plan (including our Named Executive Officers) were eligible to receive incremental cash bonuses upon achievement of certain adjusted EBITDAR goals, weighted at 80%, and safety goals, weighted at 20% (together, the "2018 Company Goals"). The Executive Compensation Committee selected the 2018 Company Goals to incentivize earnings improvement and safety.  Failure to achieve the minimum level Adjusted EBITDAR goal would disqualify participants from receiving any payment under the 2018 Management Cash Bonus Plan. Any cash incentives payable would be prorated for results falling between the minimum and target and between the target and maximum payment goals. For further details regarding bonuses awarded to our Named Executive Officers under the 2018 Management Cash Bonus Plan, see "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2018 Management Cash Bonus Plan."
Equity Compensation
We use equity compensation to, among other things:

●	reward our executive officers for achievement of our corporate goals through performance-based equity awards;
●	incentivize building stockholder value over the long-term through performance-based equity awards; and
●	encourage retention with time-vested equity awards.

The Incentive Plan allows the Executive Compensation Committee to link compensation to performance over a period of time by using equity-based awards (which often value long-term prospects), requiring holding periods for equity grants, and granting awards that have multi-year performance and vesting schedules. Awards with multi-year performance and vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to annual performance. Such awards create incentives for executive officers to increase stockholder value over an extended period of time because the value received from such awards is based on the growth of the stock price. The Incentive Plan prohibits awards from vesting in less than twelve months. Thus, we believe equity-based awards under our Incentive Plan are an effective means of aligning the interests of our executive officers with those of our stockholders.
In determining our performance-based compensation, the Executive Compensation Committee evaluates which equity award vehicles achieve the desired balance between providing appropriate performance-based compensation and creating long-term stockholder value. The Executive Compensation Committee considers several factors when determining incentive awards to be granted to our executive officers, including:

●	how the achievement of certain performance goals will help us execute our operating plans, improve our financial and operating performance and add long-term value to our stockholders;
●	the executive officer's position, scope of responsibility, ability to affect our financial and operating performance, ability to create stockholder value, and historic and recent performance;
●	the recommendations of CSI, our independent compensation consultant;
●	the impact of awards on executive retention;
●	awards granted to similarly situated executives; and
●	for executive officers other than our CEO, the recommendations of our CEO.

Please refer to "Executive Compensation – Summary Compensation Table" and "Executive Compensation – Grants of Plan-Based Awards Table" for further details regarding incentives awarded to our Named Executive Officers.
In March 2018, the Executive Compensation Committee approved an equity incentive plan for 2018 (the "2018 EIP"), under which participants, including Messrs. Reed, Bates, Guin, Hugo and Henry are eligible to receive certain equity awards in the form of restricted stock subject to both performance-based and time-based vesting. The primary objectives of the 2018 EIP are to reward long-term attainment of Company objectives (through performance-based equity with a three-year performance period) and encourage retention (through time-based equity that vests over a four-year period). The performance period for the 2018 EIP is from January 1, 2018 through December 31, 2020 (the "EIP Performance Period"). The 2018 EIP is 60% performance-based at target and 40% time-based. The performance-based component of the 2018 EIP is based upon the Company achieving three-year cumulative levels of adjusted EBITDAR and adjusted consolidated operating ratio (together, the "2018 EIP Goals") for the EIP Performance Period, with each goal weighted equally. The time-based component of the 2018 EIP will vest in four equal annual installments commencing on the first anniversary of the grant date.
All restricted shares under the 2018 EIP are subject to continued employment and certain vesting, forfeiture, termination provisions. The equity bonuses awarded in 2018 to our Named Executive Officers are disclosed in "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2018 EIP."
Mix of Fixed and Performance-Based Compensation
The following chart shows target, realizable, and realized compensation for Mr. Reed for 2018 and depicts how our compensation design aligns pay with corporate performance.

The following chart shows target, realizable, and realized compensation for Messrs. Bates, Guin, Hugo and Henry for 2018 and depicts how our compensation design aligns pay with corporate performance.

Target, realizable and realized compensation in each chart above includes salary, bonus and all other compensation as disclosed under the same headings in the Summary Compensation Table. Target compensation also includes:

●	the value of performance-based stock awards granted during 2018 at target (using the closing price on the grant date);
●	the value of time-based stock awards granted during 2018 (using the closing price on the grant date); and
●	performance-based cash incentive awards at target.

Realizable compensation also includes:

●	for performance-based stock awards granted during 2018 with a performance period ending after 2018, including the performance-based portion of the 2018 EIP, the value of such stock awards at target (using the closing price on December 31, 2018, the last trading day of the fiscal year);
●	the value of time-based stock awards granted during 2018, including the time-based portion of the 2018 EIP (using the closing price on December 31, 2018, the last trading day of the fiscal year); and
●	performance-based cash incentive awards earned under the 2018 Management Cash Bonus Plan.

Realized compensation also includes (representing value of awards vesting and not shares sold):

●	the value of performance-based stock awards vesting during 2018 (using the closing price on the vesting date);
●	the value of time-based stock awards vesting during 2018 (using the closing price on the vesting date); and
●	performance-based cash incentive awards earned under the 2018 Management Cash Bonus Plan.

Other Elements of Compensation
Employee Benefits
Our executive officers are eligible to participate in all of our employee benefit plans, such as our 401(k) plan, employee stock purchase plan and medical and dental plans, in each case, on the same basis as other employees. In addition, we also provide to our executive officers, including our Named Executive Officers, premium payments on life insurance policies, under which we are not the beneficiary.
Non-Qualified Deferred Compensation
We do not offer, and our Named Executive Officers did not participate in, any non-qualified deferred compensation programs during the year ended December 31, 2018.
Pension Benefits
We do not offer, and our Named Executive Officers did not participate in, any pension plan during the year ended December 31, 2018.

Compensation Paid to Our Named Executive Officers

President and Chief Executive Officer Compensation Structure
Mr. Reed
For his service as our President and Chief Executive Officer, the Executive Compensation Committee approved 2018 compensation for Mr. Reed as follows:

●	an increase in annualized base salary from $400,000 to $475,000, effective April 1, 2018;
●	participation in the 2018 Management Cash Bonus Plan, a more detailed description of which is provided below under the heading "2018 Management Cash Bonus Plan";
●	participation in the 2018 EIP, a more detailed description of which is provided below under the heading "2018 EIP";

●
a special one-time equity grant of 5,000 shares of Common Stock on March 22, 2018 that vests in three equal installments, with the first installment vesting on the first anniversary of the grant date, subject to continued employment and certain vesting, forfeiture, termination provisions; and

●	$1,061 in 401(k) matching contributions and $1,000 cash in lieu of a life insurance policy.

Compensation of Our Other Named Executive Officers
Mr. Bates
For his service as our Executive Vice President and Chief Financial Officer, the Executive Compensation Committee approved 2018 compensation and benefits for Mr. Bates as follows:

●	an increase in annualized base salary from $300,000 to $320,000, effective April 1, 2018;
●	participation in the 2018 Management Cash Bonus Plan, a more detailed description of which is provided below under the heading "2018 Management Cash Bonus Plan";
●	participation in the 2018 EIP, a more detailed description of which is provided below under the heading "2018 EIP";
●	special one-time equity grant of 3,000 shares of Common Stock on March 22, 2018 that vests in three equal installments, with the first installment vesting on the first anniversary of the grant date, subject to continued employment and certain vesting, forfeiture, termination provisions; and
●	$2,038 in 401(k) matching contributions and $1,000 cash in lieu of a life insurance policy.

Also, upon the commencement of Mr. Bates' employment on May 1, 2017, Mr. Bates was eligible to receive a bonus of $100,000, payable either in equity or cash, as determined by the Company, one-half on each of May 1, 2018 and 2019, subject to continuous employment. The amount of cash to be paid was to include an adjustment for the appreciation in the Company's stock price between May 1, 2017 and the payment date and the amount of restricted stock to be issued was to be determined based upon the closing price of the Company's stock on May 1, 2017. The Company elected to pay one-half of the bonus in cash ($192,710) and issued the other one-half as restricted stock (7,541 shares) to vest on May 1, 2019, subject to continued employment and certain vesting, forfeiture, termination provisions.
Mr. Guin
In connection with his appointment as our Executive Vice President and Chief Commercial Officer on April 30, 2018 (the "Guin Start Date"), the Executive Compensation Committee approved 2018 compensation for Mr. Guin as follows:

●	annualized base salary of $300,000;
●	a cash signing bonus of $300,000, paid one-half with his first monthly Company-issued paycheck, and one-half with his sixth monthly Company-issued paycheck, subject to certain continuous employment and recoupment provisions;
●	an equity bonus of restricted shares equal to $100,000, or 4,161 restricted shares, on the Guin Start Date, vesting in two equal installments beginning on the first anniversary of the Guin Start Date, subject to continued employment and certain vesting, forfeiture, termination provisions;
●	participation in the 2018 Management Cash Bonus Plan, a more detailed description of which is provided below under the heading "2018 Management Cash Bonus Plans";
●	participation in the 2018 EIP, a more detailed description of which is provided below under the heading "2018 EIP";
●	reimbursement of COBRA continuation payments for the transition period from coverage under his former 's medical plans and joining our medical plans (which totaled $6,755); and
●	a car allowance of $700 per month and $1,000 cash in lieu of a life insurance policy.

Mr. Hugo
For his service as our Senior Vice President - Trucking Operations, the Executive Compensation Committee approved 2018 compensation and benefits for Mr. Hugo as follows:

●	an increase in annualized base salary from $250,000 to $275,000, effective April 1, 2018;
●	participation in the 2018 Management Cash Bonus Plan, a more detailed description of which is provided below under the heading "2018 Management Cash Bonus Plan";
●	participation in the 2018 EIP, a more detailed description of which is provided below under the heading "2018 EIP";
●	special one-time equity grant of 3,000 shares of Common Stock on March 22, 2018 that vests in three equal installments, with the first installment vesting on the first anniversary of the grant date, subject to continued employment and certain vesting, forfeiture, termination provisions; and
●	$4,064 in 401(k) matching contributions and $751 cash in lieu of a life insurance policy.

Mr. Hugo resigned from his position as Senior Vice President - Trucking Operations, on March 7, 2019. See "—Separation Agreements" for details regarding Mr. Hugo's separation agreement.
Mr. Henry
In connection with his appointment as our Senior Vice President - USAT Logistics effective March 23, 2018 (the "Henry Start Date"), the Executive Compensation Committee approved 2018 compensation for Mr. Henry as follows:

●	annualized base salary of $225,000;
●	a cash signing bonus of $75,000, paid in one installment with the first paycheck he received 30 days after the Henry Start Date, subject to certain continuous employment and recoupment provisions;
●	participation in the 2018 Management Cash Bonus Plan, a more detailed description of which is provided below under the heading "2018 Management Cash Bonus Plan";
●	participation in the 2018 EIP, a more detailed description of which is provided below under the heading "2018 EIP";
●	reimbursement of COBRA continuation payments for the transition period from coverage under his former employer's medical plans and joining our medical plans (which totaled $4,656); and
●	a car allowance of $600 per month, $1,000 cash in lieu of a life insurance policy and $372 in phone allowance.

Mr. Craig
Prior to his retirement effective May 1, 2018, our Executive Vice President and Chief Commercial Officer, and President – USAT Logistics, Mr. James Craig was eligible for compensation and benefits as follows:

●	annualized base salary of $350,000;
●	participation in the 2018 Management Cash Bonus Plan, a more detailed description of which is provided below under the heading "2018 Management Cash Bonus Plan"; and
●	$5,500 in 401(k) matching contributions and $83 cash in lieu of a life insurance policy.

See "—Separation Agreements" for details regarding severance benefits Mr. Craig received upon his retirement.

2018 Management Cash Bonus Plan
Under the 2018 Management Cash Bonus Plan, our Named Executive officers were eligible to receive incremental cash bonuses upon achievement of certain levels of the 2018 Company Goals, with a performance period from January 1, 2018 to December 31, 2018:

2018 Company Goals
Metrics	Minimum	Target	Maximum
Adjusted EBITDAR (1)	$45,379,182	$56,723,977	$68,068,772
Safety Goal - Preventable Crashes Per Million Miles ("CPMM") (2)	8.17	6.81	5.45

5.Adjusted EBITDAR - Earnings before taxes, interest, depreciation, amortization, and rents, as reviewed and determined by the Executive Compensation Committee.
6.CPMM Calculation - [(Preventable Total Crashes (representing reportable accidents as reported by the Department of Transportation (the "DOT"), adjusted internally for those that are preventable) as reported by the DOT) / Total International Fuel Tax Agreement Miles ) * One Million Miles], as reviewed and determined by the Executive Compensation Committee.
The total cash bonus achievable (represented as a percentage of year-end annualized base salary) for our Named Executive Officers is set forth in the table below, with 100% of the bonus opportunity based on achievement of the 2018 Company Goals.

Potential Cash Payments (as a % of Year-End Annualized Base Salary)
	2018 Company Goals (1)
Named Executive Officer	Minimum (2)	Target	Maximum
Mr. Reed	20.0%	80.0%	140.0%
Messrs. Bates, Guin, Hugo, and Craig (3)	15.0%	60.0%	105.0%
Mr. Henry (4)	12.5%	50.0%	87.5%

1.The 2018 Company Goals were made up of certain Adjusted EBITDAR goals, weighted at 80%, and certain safety goals, weighted at 20%. Failure to achieve the minimum level Adjusted EBITDAR goal would disqualify participants from receiving any payment under the 2018 Management Cash Bonus Plan.
2.The minimum percentage stated in this column reflects the aggregate percentage payable upon minimum achievement of both 2018 Company Goals. Messrs. Reed, Bates, Guin, Hugo, and Henry could earn a bonus if the Adjusted EBITDAR goal was achieved at or above the minimum level. Accordingly, the minimum bonus achievable, expressed as a percentage of base salary, was 16.0% for Mr. Reed, 12.0% for Messrs. Bates, Guin, and Hugo, and 10.0% for Mr. Henry.
3.The bonus opportunity for Mr. Guin was prorated for the partial year of service between the Guin Start Date and December 31, 2018. The bonus opportunity for Mr. Craig was prorated for the partial year of service between January 1, 2018 and his separation date, May 31, 2018.
4.The bonus opportunity for Mr. Henry was prorated for the partial year of service between the Henry Start Date and December 31, 2018.
The Executive Compensation Committee also created specific parameters for awarding bonuses within certain incremental ranges of achievement of the 2018 Company Goals by providing that bonuses would be prorated for results that fall between the minimum and target and between the target and maximum payment goals.

On the date that the Executive Compensation Committee assessed performance under the 2018 Management Cash Bonus Plan, the Executive Compensation Committee determined that, based on actual performance under the 2018 Management Cash Bonus Plan, Messrs. Reed, Bates, Guin, Hugo, Henry and Craig earned the following amounts under the 2018 Management Cash Bonus Plan: $436,046, $220,318, $137,699, $189,336, $107,577 and $110,245, respectively.  An additional $3,347 was paid to Mr. Henry due to a calculation discrepancy.

2018 EIP
The Executive Compensation Committee set the following targets as a percentage of annualized base salary for the 2018 EIP, with the time-based portion weighted at 40% and the performance-based portion to be weighted at 60%:

Named Executive Officer	Total 2018 EIP Target (as a % of Annualized Base Salary)	2018 EIP Time-Based Portion (as a % of Annualized Base Salary)	2018 EIP Performance-Based Portion (as a % of Annualized Base Salary)
Mr. Reed	130.0%	52.0%	78.0%
Mr. Bates	100.0%	40.0%	60.0%
Mr. Guin	100.0%	40.0%	60.0%
Mr. Hugo	90.0%	36.0%	54.0%
Mr. Henry	75.0%	30.0%	45.0%

Based on such targets, the Executive Compensation Committee granted restricted shares of Common Stock subject to the 2018 EIP as follows:

Named Executive Officer	2018 EIP Time-Based Shares	2018 EIP Performance-Based Shares	Grant Date
Mr. Reed	9,328	13,991	March 22, 2018
Mr. Bates	4,834	7,250	March 22, 2018
Mr. Guin	4,994	7,490	April 30, 2018
Mr. Hugo	3,738	5,608	March 22, 2018
Mr. Henry	2,625	3,938	March 23, 2018

The 2018 EIP Time-Based Shares will vest in four equal annual installments, commencing on the first anniversary of the grant date, subject to continued employment and certain vesting, forfeiture, termination provisions.
The 2018 EIP Performance-Based Shares are subject to vesting upon achievement of the 2018 EIP Goals over the EIP Performance Period. The 2018 EIP Goals are as follows, with each weighted equally:

2018 EIP Goals
Metrics	Minimum	Target	Maximum
3 Year Cumulative Adjusted EBITDAR (1)	$164,908,590	$206,135,737	$247,362,884
3 Year Consolidated Adjusted Operating Ratio (2)	95.88%	94.85%	93.82%

1. 3 Year Cumulative Adjusted EBITDAR - The sum of earnings before taxes, interest, depreciation, amortization, and rents for each of the years ended December 31, 2018, 2019, and 2020, as reviewed and determined by the Executive Compensation Committee.

2. 3 Year Consolidated Adjusted Operating Ratio - Operating expenses, net of fuel surcharge, as a percentage of operating revenue excluding fuel surcharge revenue, with each component being the sum of the applicable amount for the years ended December 31, 2018, 2019, and 2020, as reviewed and determined by the Executive Compensation Committee.
The 2018 EIP Performance-Based Shares were issued at target on the grant date. The minimum was set at 25% of target and the maximum was set at 175% of target. Set forth below are the minimum, target and maximum number of performance-based shares that may be earned under 2018 EIP:

Named Executive Officer	Minimum (25% of Target) (1)	Target	Maximum (175% of Target)
Mr. Reed	3,498	13,991	24,484
Mr. Bates	1,813	7,250	12,688
Mr. Guin	1,873	7,490	13,108
Mr. Hugo	1,402	5,608	9,814
Mr. Henry	985	3,938	6,892

1.The minimum number of shares in this column reflects the aggregate number of shares upon minimum achievement of both 2018 EIP Goals. Messrs. Reed, Bates, Guin, Hugo, and Henry could earn shares if just one of the 2018 EIP Goals is achieved at or above the minimum level. Accordingly, the minimum number of shares that could be earned is 1,749 for Mr. Reed, 907 for Mr. Bates, 937 for Mr. Guin, 701 for Mr. Hugo, and 493 for Mr. Henry.
The Executive Compensation Committee also created specific parameters for awarding shares within certain incremental ranges of achievement of the 2018 EIP Goals by providing that achievement would be prorated for results that fall between the minimum and target and between the target and maximum payment goals. The level of achievement for the performance-based portion of the 2018 EIP will be determined by the Executive Compensation Committee after the end of the EIP Performance Period.

Separation Agreements
The following summarizes the separation agreement terms for Mr. Craig, whose retirement became effective May 1, 2018, and for Mr. Hugo, who resigned from the Company on March 7, 2019.
On March 23, 2018, in connection with Mr. Craig's retirement as Executive Vice President, Chief Commercial Officer, and President – USAT Logistics, effective May 1, 2018, the Executive Compensation Committee approved a separation agreement with Mr. Craig (the "Craig Separation Agreement"). Pursuant to the Craig Separation Agreement, Mr. Craig received (i) salary and insurance benefits continuation through May 31, 2018, (ii) non-compete payments equal to his then-current base salary ($350,000 per year) for a period of twelve months following May 31, 2018, subject to ongoing compliance with certain non-competition, non-solicitation, non-disparagement, and confidentiality covenants in favor of the Company, (iii) a cash payment, if and to the extent earned, under the 2018 Management Cash Bonus Plan, pro-rated for the number of days he was employed by the Company in 2018 through May 31, 2018, and (iv) accelerated vesting of 10,976 shares of restricted stock. In addition, the Separation Agreement contains a customary release of claims in favor of the Company. All outstanding equity awards other than those listed above held by Mr. Craig on May 31, 2018 were forfeited upon his separation from the Company.
On March 7, 2019, in connection with Mr. Hugo's resignation as Senior Vice President - Trucking Operations, the Executive Compensation Committee approved a separation agreement with Mr. Hugo (the "Hugo Separation Agreement"). Pursuant to the Hugo Separation Agreement, Mr. Hugo received (i) salary continuation through April 6, 2019, (ii) continued vesting of 1,934 shares of restricted stock scheduled to vest on March 22, 2019, (iii) non-compete payments equal to his then-current base salary ($275,000 per year) for a period of twelve months subject to ongoing compliance with certain non-competition, non-solicitation, non-disparagement, and confidentiality covenants in favor of the Company, and (iv) a prorated cash payment, if and to the extent earned, under the short-term cash incentive compensation program adopted by the Executive Compensation Committee for 2019. In addition, the Separation Agreement contains a customary release of claims in favor of the Company. All outstanding equity awards other than those listed above held by Mr. Hugo will be forfeited in association with his resignation from the Company. See "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers" for details regarding Mr. Hugo's 2018 compensation.

Potential Payments Upon Termination or Change in Control
Certain of our Named Executive Officers, including Messrs. Reed, Bates, Guin, Hugo and Henry have substantially identical Change-in-Control/Severance Agreements (each, a "Severance Agreement") with the Company. Mr. Craig was also party to a Severance Agreement prior to his separation from the Company. Under the Severance Agreements, the participant is entitled to certain severance benefits if (i) we terminate the participant's employment without "cause" (as defined in the Severance Agreement) other than in connection with or following a "change-in-control" (as defined in the Severance Agreement) (the "Severance Benefit") or (ii) in the event of and for the twelve-month period following a "change-in-control," we or our successor terminate the participant's employment without "cause" or the participant is subject to a "constructive termination" (as defined in the Severance Agreement) (the "Change-in-Control Benefit"). The Severance Benefit and the Change-in-Control Benefit are mutually exclusive and the participant would not be entitled to both benefits. Eligibility for the payment of the Severance Benefit is subject to execution by the recipient of a general release of claims against us and ongoing compliance with certain restrictive covenants.
With respect to the Severance Benefit, participants would be entitled to benefits as follows in the event a qualifying termination had occurred as of December 31, 2018:

Named Executive Officer	Salary Continuation	Lump Sum Short-Term Incentive Cash Compensation	COBRA Reimbursement	Relocation Services Benefit	Total Aggregate Payments if Termination Occurred as of December 31, 2018
Mr. Reed	12 months	To the extent earned in the year of termination, prorated for partial year of service	--	--	$911,046
Mr. Bates	12 months	To the extent earned in the year of termination, prorated for partial year of service	--	--	$540,318
Mr. Guin	12 months(1)	To the extent earned in the year of termination, prorated for partial year of service	--	--	$339,069
Mr. Hugo	12 months	To the extent earned in the year of termination, prorated for partial year of service	--	--	$464,336
Mr. Henry	12 months(1)	To the extent earned in the year of termination, prorated for partial year of service	--	--	$285,376

1.The Severance Agreements provide for 12 months' salary continuation, or such lesser number of months the executive is employed by the Company (prorated for partial months of service). Because both Messrs. Guin and Henry joined the Company during 2018, their salary continuation was prorated for the partial year of service through December 31, 2018.

With respect to the Change-in-Control Benefit, participants would be entitled to benefits as follows in the event a qualifying termination had occurred as of December 31, 2018:

Named Executive Officer	Lump Sum Severance Payment as Percentage of Base Salary	Lump Sum Short-Term Incentive Cash Compensation	COBRA Reimbursement	Relocation Services Benefit	Total Aggregate Payments if Termination Occurred as of December 31, 2018
Mr. Reed	150%	150% of target for the year of termination	$26,835	$50,000	$1,359,335
Mr. Bates	150%	150% of target for the year of termination	$26,835	$50,000	$844,835
Mr. Guin	150%	150% of target for the year of termination(1)	$26,835	--	$658,068
Mr. Hugo	150%	150% of target for the year of termination	$26,835	$50,000	$736,835
Mr. Henry	150%	150% of target for the year of termination(1)	$26,835	--	$495,174

1.For Messrs. Guin and Henry, the target under the 2018 Management Cash Bonus Plan was prorated for the partial year of service. See "Executive Compensation – Compensation Discussion and Analysis –Compensation Paid to Our Named Executive Officers – 2018 Management Cash Bonus Plan."
Mr. Hugo's resignation from the Company was effective March 7, 2019, and Mr. Craig's retirement was effective May 1, 2018. Mr. Craig received certain benefits in lieu of those provided by his respective Severance Agreement. See "—Separation Agreements" for additional details regarding the benefits Messrs. Hugo and Craig received.
The Severance Agreements do not provide for a gross-up payment to any of the participants to offset any excise taxes that may be imposed on excess parachute payments under Section 4999 of the Code. Instead, under the Severance Agreements, if such excise taxes would be imposed, the executive will either receive all of the benefits to which he is entitled under the agreement, subject to the excise tax, or have his benefits under the agreement reduced to a level at which the excise tax will not apply, depending upon which approach would provide the executive with the greater net after-tax benefit.
Awards granted to recipients, including our Named Executive Officers, after July 2016 include a double trigger provision, which provides for the payment, or acceleration of payment, of compensation following a change-in-control only when the recipient is terminated without "cause" or is subject to a "constructive termination" during the twelve months following a change-in-control. For awards granted to recipients prior to July 2016, under certain circumstances in which there is a change-in-control, certain unvested restricted stock grants may become immediately exercisable or subject to immediate vesting, respectively, upon the occurrence of such event, notwithstanding that such restricted shares may not otherwise have been fully exercisable or fully vested. The Executive Compensation Committee may provide for acceleration of vesting of individual awards in connection with any future awards.
The estimated value of restricted stock that would have vested for our Named Executive Officers as of December 31, 2018, under the acceleration scenarios described above are as follows:

Named Executive Officer	Value of Accelerated Restricted Stock (1)
Mr. Reed	$1,105,445
Mr. Bates	$653,126
Mr. Guin	$249,176
Mr. Hugo	$447,768
Mr. Henry	$98,248

1.The value for the accelerated restricted stock was calculated by multiplying the closing price of our stock on December 31, 2018 ($14.97), the last trading day of the fiscal year, by the number of shares of accelerated restricted stock.
In addition, certain of the awards of restricted stock to our Named Executive Officers include accelerated vesting provisions upon eligible retirement (with the consent of the Executive Compensation Committee), death, or disability (as defined in Section 22(e) of the Internal Revenue Code). The estimated value of restricted stock that would have vested for our Named Executive Officers as of December 31, 2018, upon eligible retirement, death, or disability are as follows:

Named Executive Officer	Value of Accelerated Restricted Stock (1)
Mr. Reed	$113,652
Mr. Bates	$61,437
Mr. Guin	$40,673
Mr. Hugo	$50,000
Mr. Henry	$24,057

1.The value for the accelerated restricted stock was calculated by multiplying the closing price of our stock on December 31, 2018 ($14.97), the last trading day of the fiscal year, by the number of shares of accelerated restricted stock.
The Role of Stockholder Say-on-Pay Vote
At our 2018 Annual Meeting, our stockholders had the opportunity to cast an advisory and non-binding vote (a "say-on-pay" proposal) on the compensation of our executive officers as disclosed in our proxy statement for that meeting. Stockholders approved the say-on-pay proposal by the affirmative vote of 97.8% of the votes cast on that proposal. The Executive Compensation Committee believes this affirms stockholders' support of our approach to executive compensation, and accordingly the Executive Compensation Committee did not materially change its overall philosophy in designing the compensation plan for fiscal 2018. The Executive Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for our Named Executive Officers.
At our 2017 Annual Meeting, our stockholders had the opportunity to cast an advisory and non-binding vote (a "say-on-frequency" proposal) on how often we should include a say-on-pay proposal in our proxy statements for future Annual Meetings. Stockholders had the choice of voting to have the say-on-pay vote every year, every two years or every three years. Our Board of Directors recommended yearly votes. The frequency receiving the highest number of votes was every year. In accordance with this vote, at the current time our Board of Directors has determined it will hold the say-on-pay advisory and non-binding vote every year.

Accounting and Tax Considerations
Historically, in making its compensation decisions, the Executive Compensation Committee considered, and attempted to comply with, the performance-based compensation exception under Section 162(m) of the Code. Prior to the enactment of the Tax Cuts and Jobs Act, as further described below, Section 162(m) limited to $1 million the amount of nonperformance-based remuneration that we could deduct from our taxable income in any tax year with respect to our CEO and the three other most highly compensated executive officers, other than the CFO, at the end of the year.  Section 162(m) also provided, however, that we could deduct from our taxable income without regard to the $1 million limit the full value of all "qualified performance-based compensation." Our base salary, certain equity awards, certain cash bonuses and other personal benefits were not considered "qualified performance-based compensation" and therefore were subject to the limit on deductibility. Our Incentive Plan and certain awards made under our Incentive Plan potentially qualified as "qualified performance-based compensation" if certain requirements were met.
The Tax Cuts and Jobs Act, signed into law on December 22, 2017, eliminated this performance-based compensation deduction going forward, but provided limited transition relief for compensation paid pursuant to a contract in effect as of November 2, 2017 that is not materially modified after such date. This means that certain outstanding performance-based compensation may continue to be deductible under Section 162(m), but that all compensation after November 2, 2017, will be subject to the $1 million cap on deductibility. The Executive Compensation Committee will seek deductions for compensation under the transition relief consistent with applicable law. The Tax Cuts and Jobs Act also expanded who a covered employee is under Section 162(m). Effective for 2017, a covered employee under Section 162(m) is the CEO, the CFO (who previously was not included) and each of the other three highest-paid executive officers. Despite the Executive Compensation Committee's efforts to structure certain elements of our Named Executive Officers' compensation granted in 2018 and earlier years in a manner intended to be exempt from Section 162(m) and therefore not subject to its deduction limits, no assurance can be given that compensation otherwise intended to satisfy the requirements for exemption from Section 162(m) in fact will be exempt from its deduction limits because of ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, including uncertainties created by Federal legislation repealing the previous exemption from Section 162(m)'s deduction limit for performance-based compensation, generally effective for taxable years beginning after December 31, 2017. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company's business needs.
Although this tax deduction for performance-based compensation has been eliminated, we believe that a strong link between pay and performance is critical to align executive and stockholder interests. Going forward, the Company and the Executive Compensation Committee will continue to ensure that a significant portion of pay for our senior officers, including the Chairman and CEO, is at risk and subject to the attainment of performance goals.
The Executive Compensation Committee also considers, and attempts to avoid, any additional taxes or interest charges under Section 409A(a)(1)(B) of the Code. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A(a)(2), (3) and (4), then the benefits are taxable in the first year that they are not subject to a substantial risk of forfeiture and are subject to additional tax plus interest under Section 409A(a)(1)(B).

Compensation Decisions with Respect to 2019
2019 Salary
In February 2019, in response to annual performance assessments, the Executive Compensation Committee approved an increase in base salary for Mr. Reed from $475,000 to $500,000, for Mr. Bates from $320,000 to $330,000, for Mr. Guin from $300,000 to $310,000 and for Mr. Henry from $225,000 to $240,000, all effective April 1, 2019.
2019 Management Bonus Plan
The Executive Compensation Committee approved a management cash bonus plan (the "2019 Management Cash Bonus Plan") that rewards participants, including Messrs. Reed, Bates, Guin, Hugo and Henry, with cash bonuses based upon the attainment of certain performance objectives for the year ending December 31, 2019. Under the 2019 Management Cash Bonus Plan, Mr. Reed may receive a target cash payout of 80% of his base salary, with the opportunity to earn up to 140% of his base salary, depending upon the Company achieving certain adjusted EBITDAR and adjusted operating income goals, weighted at 40% each, and safety goals, weighted at 20%, as determined by the Committee (collectively, the "2019 Company Goals"). Messrs. Bates and Guin may each receive a target cash payout of 60% of his base salary, with the opportunity to earn up to 105% of his base salary, under the 2019 Management Bonus Plan, based upon the attainment of the 2019 Company Goals.  Mr. Hugo may receive a target cash payout of 60% of his base salary, with the opportunity to earn up to 105% of his base salary, under the

2019 Management Bonus Plan, based upon the attainment of 2019 Company Goals, weighted at 60%, and attainment of certain individual goals, weighted at 40%. Mr. Henry may receive a target cash payout of 50% of his base salary, with the opportunity to earn up to 87.5% of his base salary, under the 2019 Management Bonus Plan, based upon the attainment of 2019 Company Goals, weighted at 60%, and attainment of certain individual goals, weighted at 40%. The 2019 Management Cash Bonus Plan has a minimum adjusted operating income qualifier below which no amounts will be paid under the 2019 Management Cash Bonus Plan. The 2019 Management Cash Bonus Plan has a minimum adjusted EBITDAR qualifier below which no amounts will be paid under the 2019 Management Cash Bonus Plan. In accordance with the Hugo Separation Agreement, the amount earned by Mr. Hugo under the 2019 Management Cash Bonus Plan, if any, will be prorated for his partial year of service.
2019 EIP
In February 2019, the Executive Compensation Committee also approved an equity incentive plan for 2019 (the "2019 EIP"), under which participants, including Messrs. Reed, Bates, Guin, and Henry are eligible to receive certain equity awards in the form of restricted stock subject to both performance-based and time-based vesting. The primary objectives of the 2019 EIP are to reward long-term attainment of Company objectives (through performance-based equity with a three-year performance period) and encourage retention (through time-based equity that vests over a four-year period). The performance period for the 2019 EIP is from January 1, 2019 through December 31, 2021 (the "EIP Performance Period"). Under the 2019 EIP, Mr. Reed is eligible to earn shares of restricted stock equal to 130% of his base salary, with 60% performance-based at target and 40% time-based at target. Messrs. Bates and Guin are eligible to earn shares of restricted stock equal to 100% of their base salaries, with 60% performance-based at target and 40% time-based at target. Mr. Henry is eligible to earn shares of restricted stock equal to 75% of his base salary, with 60% performance-based at target and 40% time-based at target. The performance-based component of the 2019 EIP is based upon the Company achieving three-year cumulative levels of adjusted EBITDAR and adjusted consolidated operating ratio (together, the "2019 EIP Goals") for the EIP Performance Period, with each goal weighted equally. The time-based component of the 2019 EIP vests in four equal annual installments commencing on the first anniversary of the grant date.
Under the 2019 EIP, the Executive Compensation Committee approved grants to Messrs. Reed, Bates, Guin, and Henry of 36,620 shares, 18,592 shares, 17,465 shares, and 10,140 shares, respectively, representing the 60% performance-based portion at target and the 40% time-based portion. In addition, Mr. Reed has the opportunity to earn up to an additional 16,479 shares, representing 58.5% of his base salary, which would be issued on the date the Executive Compensation Committee certifies results, based upon the level of achievement of the 2019 EIP Goals. Messrs. Bates and Guin have the opportunity to earn up to an additional 8,366 shares and 7,859 shares, respectively, representing 45% of their respective base salaries, which would be issued on the date the Executive Compensation Committee certifies results, based upon the level of achievement of the 2019 EIP Goals. Mr. Henry has the opportunity to earn up to an additional 4,564 shares, representing 33.75% of his base salary, which would be issued on the date the Executive Compensation Committee certifies results, based upon the level of achievement of the 2019 EIP Goals. Awards under the 2019 EIP are subject to continued employment and certain vesting, forfeiture, termination provisions. The 13,944 restricted shares granted to Mr. Hugo under the 2019 EIP will be forfeited in association with his resignation.
2019 Executive and Management Equity Retention Grant
In past years, we were at a meaningful competitive disadvantage to our peers due to significant turnover in our senior leadership team and challenges attracting highly skilled and experienced trucking industry professionals to the Company.
With the hiring of Mr. Reed as CEO in 2017 and recruitment of Mr. Bates and the present leadership team, we began an intensive campaign of re-emphasizing principles of operational excellence, employee engagement and a corporate wide commitment to safety.  With these actions, the Board believes that Mr. Reed, Mr. Bates and the leadership team have effectively refocused our business and culture, in the process substantially improving service levels and employee morale and helping us to achieve six consecutive quarters of operating earnings.  The Board further believes these actions position us to continue to close the historical gap in operating and financial performance with our peers.

Consistent with this view, the Board believes that retaining and motivating Mr. Reed, Mr. Bates and the leadership team represents the best opportunity for the Company to continue realizing the business improvements necessary to achieve industry leading performance and value creation for stockholders.  The Board further acknowledges that the leadership team is comprised of highly talented individuals with alternative employment opportunities in and outside of the trucking industry and that a loss of Mr. Reed and Mr. Bates, in particular, could result in additional departures among senior management, placing our turnaround at significant risk. It is the Executive Compensation Committee's belief that tying the long term personal financial interests of Mr. Reed, Mr. Bates, and the leadership team through deeper equity participation is in the best interest of all stockholders.
Accordingly, in February 2019, the Executive Compensation Committee approved an additional equity grant (the "2019 Executive and Management Equity Retention Grant") in recognition of the benefits of retaining and motivating Mr. Reed, Mr. Bates and the leadership team to continue our operating turnaround and achieving the financial results the Board believe are attainable upon successful implementation and execution of the Company's business plan.
Pursuant to this grant, participants, including Messrs. Reed, Bates, Guin, and Henry, received certain equity awards in the form of restricted stock and incentive stock options subject to time-based vesting. The Executive Compensation Committee believes the structure of the grant, which is comprised of two-thirds incentive options for direct shareholder alignment and one-third restricted stock to enhance management retention, and which are not intended to be recurring, strongly aligns the interests of the leadership team and our stockholders together with their respective benefits from our improved performance.
Under the 2019 Executive and Management Equity Retention Grant, Mr. Reed received 71,901 shares, of which 48,174 are incentive stock options and the remainder are shares of restricted stock. Mr. Bates received 55,952 shares, of which 37,488 are incentive stock options and the remainder are shares of restricted stock. Mr. Guin received 26,127 shares, of which 17,505 are incentive stock options and the remainder are shares of restricted stock. Mr. Henry received 19,596 shares, of which 13,129 are incentive stock options and the remainder are shares of restricted stock. Awards under the 2019 Executive and Management Equity Retention Grant vest in four equal annual installments commencing on the first anniversary of the grant date and are subject to continued employment and certain vesting, forfeiture, termination provisions.  The 13,129 incentive stock options and 6,467 shares of restricted stock granted to Mr. Hugo under the 2019 Executive and Management Equity Retention Grant will be forfeited in association with his resignation.
2019 EPS Cash Incentive
In February 2019, the Executive Compensation Committee approved a supplemental cash incentive award for senior members of the Company's leadership team ("2019 EPS Cash Incentive"). This short-term award is distinguishable from the Company's other incentive programs and is based upon realization of the Company's quarterly earnings per share goals set forth in its 2019 business plan for the period January 1, 2019 through December 31, 2019.  The Board believes 2019 represents a pivotal year in the Company's progress towards achieving industry leading performance and that realizing the objectives set forth in the Company's 2019 business plan, upon which payments under this award are based, would serve as an important indicator that the operational improvements underway at the Company are both sustainable and durable, particularly in light of potential industry and macro-economic headwinds. Participants, including Messrs. Reed, Bates, Guin, Hugo and Henry, are eligible to earn up to $210,712, $109,792, $103,140, $93,156 and $66,540, respectively. In accordance with the Hugo Separation Agreement, the amount earned by Mr. Hugo under the 2019 EPS Cash Incentive, if any, will be prorated for his partial year of service.

Risks Regarding Compensation
As required by the SEC rules, the Executive Compensation Committee has assessed the risks that could arise from our compensation policies for all employees, including employees who are not officers, and has concluded that such policies are not reasonably likely to have a materially adverse effect on us. In making this determination, the Executive Compensation Committee primarily considered the following factors:

●	our general compensation structure utilizes a combination of short-term (such as base salary and performance-based annual cash bonuses) and long-term (equity awards) elements. This balanced mix aligns our compensation with the achievement of short- and long-term goals, promotes short- and long-term executive decision-making, and does not encourage or incentivize unreasonable risk-taking by employees in pursuit of short-term benefits;
●	our prohibition of vesting periods of less than twelve months;
●	equity awards are limited by the terms of our Incentive Plan to a fixed maximum and are subject to staggered or long-term vesting schedules, which aligns the interests of our executive officers and employees with those of our stockholders;
●	the Executive Compensation Committee is comprised of only independent directors who review and make compensation decisions based on objective measurements and payment methodologies;
●	our recent equity awards contain double trigger change-in-control provisions upon consummation of a change-in-control;
●	awards are subject to limits as to the number of shares or cash received in a calendar year;
●	we have stock ownership, anti-hedging and anti-pledging, and clawback policies;
●	base salaries for our employees are competitive and generally consistent with salaries paid for comparable positions in our industry; and
●	our internal controls over financial reporting, audit practices and corporate codes of ethics and business conduct reinforce the balanced compensation objectives used by our Executive Compensation Committee.

Summary Compensation Table
The following table sets forth information concerning the total compensation for fiscal year 2018 awarded to, earned by, or paid to our Named Executive Officers who were, at December 31, 2018, (i) our CEO, (ii) our CFO, (iii) our three other most highly compensated executive officers with total compensation exceeding $100,000 for the fiscal year ended December 31, 2018, and (iv) one individual who served as our Executive Vice President, Chief Commercial Officer and President – USAT Logistics for a portion of the fiscal year ended December 31, 2018, but who was not serving in such role as of December 31, 2018.
Realized (actual) compensation may differ significantly from the figures in the following table, which is required under applicable SEC rules and includes items that are driven by accounting assumptions. For example, Mr. Reed's realized compensation in 2018 was $911,227 vs. $1,644,244 as shown below. For additional charts that supplement the SEC-required disclosure, please see "Executive Compensation – Compensation Discussion and Analysis – Elements – Performance-Based Compensation – Mix of Fixed and Performance-Based Compensation" beginning on page 19.

Name and Principal Position	Year	Salary	Bonus		Grant Date Fair Value of Stock and Options Awards		Non equity Incentive Plan Compensation	All Other Compensation		Total
		($)	($)		($)(1)(2)		($)	($)		($)
James D. Reed	2018	456,250	—		749,887		436,046	2,061	(3)	$1,644,244
President and Chief Executive Officer	2017	393,205	69,283		351,987		184,983	39,747	(4)	$1,039,205
	2016	53,891	50,000		149,996		—	163,695	(5)	$417,582

Jason R. Bates	2018	315,000	192,710	(6)	582,972		220,318	3,038	(7)	$1,314,038
Executive Vice President and Chief Financial Officer	2017	200,000	258,135		162,242		78,040	272,150	(8)	$970,567

Timothy W. Guin	2018	201,737	300,000	(9)	399,979		137,699	13,355	(10)	$1,052,770
Executive Vice President and Chief Commercial Officer

Johannes P. "Werner" Hugo	2018	269,000	—		326,922	(11)	189,336	4,815	(12)	$790,073
Former Senior Vice President - Trucking Operations	2017	153,609	131,779		132,604		65,033	99,890	(13)	$582,915

George T. Henry	2018	173,942	78,347	(14)	168,735		107,577	9,028	(15)	$537,629
Senior Vice President - USAT Logistics

James A. Craig	2018	146,250	—		254,753	(16)	100,245	365,583	(17)	$866,831
Former Executive Vice President, Chief Commercial Officer and President - USAT Logistics	2017	346,603	62,654		346,729		121,395	5,144	(18)	$882,525
	2016	262,692	50,000		669,967		32,998	3,000	(19)	$1,018,657

1.The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB ASC Topic 718 ("FASB 718"). The value ultimately realized by the recipient may or may not be equal to this determined value. For a description of these grants, see "Executive Compensation – Compensation Discussion and Analysis." See Note 11, Equity Compensation and Employee Benefits Plans in our Form 10-K for the year ended December 31, 2018, for further discussion of our stock plans and the methods used to account for stock plan activity.
2.Awards of restricted stock are subject to vesting conditions, which may include continued employment, performance or other criteria. The amounts set forth have been calculated assuming all increments will vest, and the shares awarded have been valued at the grant date fair value.
3.The amount disclosed in this column includes (i) $1,061 in 401(k) matching contributions and (ii) $1,000 in cash in lieu of a life insurance policy.
4.The amount disclosed in this column includes (i) $38,747 in reimbursed relocation costs related to Mr. Reed's relocation in 2016, but paid by the Company in 2017, including customary realtor commission upon the purchase of Mr. Reed's home (which includes $13,271 in tax gross-ups) and (ii) $1,000 in cash in lieu of a life insurance policy.
5.The amount disclosed in this column includes (i) $157,483 in reimbursed relocation costs, including customary realtor commission upon the sale of Mr. Reed's home (which includes $62,863 in tax gross-ups), and (ii) $6,212 in COBRA continuation payments.

6.Upon the commencement of Mr. Bates' employment on May 1, 2017, Mr. Bates was eligible to receive a bonus of $100,000 payable in either cash or equity, as determined by the Company, one-half on each of May 1, 2018 and 2019, subject to continuous employment. The amount of cash to be paid was to include an adjustment for the appreciation in the Company's stock price between May 1, 2017 and the payment date and the amount of restricted stock to be issued was to be determined based upon the closing price of the Company's stock on May 1, 2017. The Company elected to pay one-half of the bonus in cash ($192,710) on May 1, 2018.
7.The amount disclosed in this column includes (i) $2,038 in 401(k) matching contributions and (ii) $1,000 in cash in lieu of a life insurance policy.
8.The amount disclosed in this column includes (i) $265,871 in reimbursed relocation costs, including customary realtor commission upon both the purchase and sale of Mr. Bates' homes (which includes $89,962 in tax gross-ups), (ii) $5,613 in COBRA continuation payments, and (iii) $666 cash in lieu of a life insurance policy.
9.Represents a cash signing bonus of $300,000, subject to certain continuous employment and recoupment provisions.
10.The amount disclosed in this column includes (i) $6,755 in COBRA continuation payments, (ii) $5,600 in monthly car allowance, and (iii) $1,000 cash in lieu of a life insurance policy.
11.Mr. Hugo resigned from the Company effective March 7, 2019. By their terms, 48,388 restricted shares and 13,129 options held by Mr. Hugo will be forfeited in association with his resignation and are available for issuance under the Incentive Plan. See "—Separation Agreements."
12.The amount disclosed in this column includes (i) $4,064 in 401(k) matching contributions and (ii) $751 in cash in lieu of a life insurance policy.
13.The amount disclosed in this column includes (i) $94,129 in reimbursed relocation costs, including customary realtor commission upon purchase of Mr. Hugo's home (which includes $32,633 in tax gross-ups), (ii) $4,376 in COBRA continuation payments, (iii) $885 in 401(k) matching contributions, and (iv) $500 cash in lieu of a life insurance policy.
14.Represents (i) a cash signing bonus of $75,000, subject to certain continuous employment and recoupment provisions, and (ii) a payment of $3,347, representing the amount between Mr. Henry's actual achievement under the 2018 Management Cash Bonus Plan and the total amount paid to Mr. Henry due to a calculation discrepancy.
15.The amount disclosed in this column includes (i) $4,656 in COBRA continuation payments, (ii) $3,000 in monthly car allowance, (iii) $1,000 cash in lieu of a life insurance policy, and (iv) $372 in phone allowance.
16.Represents the acceleration of vesting 10,976 shares of restricted stock in association with Mr. Craig's separation from the Company. See "—Separation Agreements."
17.The amount disclosed in this column includes the following amounts payable under the Craig Separation Agreement: (i) $350,000 in severance pay, which is equal to his annual base salary in effect as of the date of his separation and is payable for a period of twelve months following May 31, 2018 ($204,167 of this amount was paid in 2018) and (ii) $10,000 in accrued but unused vacation time. It also includes (i) $5,500 in 401(k) matching contributions and (ii) $83 cash in lieu of a life insurance policy. The bonus Mr. Craig earned under the 2018 Management Cash Bonus Plan is included in the "Non Equity Incentive Plan Compensation" column of this table. See "—2018 Management Cash Bonus Plan" and "—Separation Agreements."
18.The amount disclosed in this column includes $5,144 in 401(k) matching contributions.
19.The amount disclosed in this column consists of $3,000 of 401(k) matching contributions.

Narrative to the Summary Compensation Table
See "Executive Compensation – Compensation Discussion and Analysis" for a description of our compensation plans pursuant to which the amounts listed under the Summary Compensation Table were paid or awarded and the criteria for such award or payment.

Grants of Plan-Based Awards
The following table sets forth information regarding the incentive awards granted to our Named Executive Officers during 2018. All stock awards were granted under the Incentive Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
James D. Reed	--(2)	95,000	380,000	665,000	—	—	—	—	—
	3/22/2018(3)	—	—	—	—	—	—	9,328	247,005
	3/22/2018(4)	—	—	—	3,498	13,991	24,484	—	370,482
	3/22/2018(5)	—	—	—	—	—	—	5,000	132,400

Jason R. Bates	--(2)	48,000	192,000	336,000	—	—	—	—	—
	3/22/2018(3)	—	—	—	—	—	—	4,834	128,004
	3/22/2018(4)	—	—	—	1,813	7,250	12,688	—	191,980
	3/22/2018(5)	—	—	—	—	—	—	3,000	79,440
	5/1/2018(6)	—	—	—	—	—	—	7,541	183,548

Timothy W. Guin	--(2)	30,205	120,822	211,438	—	—	—	—	—
	4/30/2018(3)	—	—	—	—	—	—	4,994	120,006
	4/30/2018(4)	—	—	—	1,873	7,490	13,108	—	179,985
	4/30/2018(7)	—	—	—	—	—	—	4,161	99,989

Johannes "Werner" P. Hugo	--(2)	41,250	165,000	288,750	—	—	—	—	—
	4/30/2018(3)	—	—	—	—	—	—	3,738	98,982
	4/30/2018(4)	—	—	—	1,402	5,608	9,814	—	148,500
	4/30/2018(7)	—	—	—	—	—	—	3,000	79,440

George T. Henry	--(2)	21,807	87,226	152,646	—	—	—	—	—
	3/23/2018(3)	—	—	—	—	—	—	2,625	67,489
	3/23/2018(4)	—	—	—	985	3,938	6,892	—	101,246

James A. Craig	--(2)	21,575	86,301	151,027	—	—	—	—	—
	5/31/2018(8)	—	—	—	—	—	—	10,976	254,753

1.The amounts included in this column represent the aggregate grant date fair value of the awards granted to each Named Executive Officer in accordance with FASB 718. The value ultimately realized by the recipient may or may not be equal to this determined value. See Note 11, Equity Compensation and Employee Benefits Plans in our Form 10-K for the year ended December 31, 2018, for further discussion of our stock plans and the methods used to account for stock plan activity.
2.Represents a potential award under the 2018 Management Bonus Plans, the material terms of which are described under "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2018 Management Bonus Plan."

3.Represents the time-based portion of the restricted shares awarded under the 2018 EIP. The material terms of the 2018 EIP are described under "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2018 EIP." The unvested restricted shares awarded to Mr. Hugo will be forfeited in association with his resignation from the Company.
4.Represents the performance-based portion of the restricted shares awarded under the 2018 EIP. The material terms of the 2018 EIP are described under "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2018 EIP." The unvested restricted shares awarded to Mr. Hugo will be forfeited in association with his resignation from the Company.
5.Represents a special one-time grant of time-based restricted stock, of which one-third vested on March 22, 2019 and one-third will vest on each of March 22, 2020 and 2021, subject to continued employment and certain vesting, forfeiture, termination provisions. The unvested restricted shares awarded to Mr. Hugo will be forfeited in association with his resignation from the Company.
6.Upon the commencement of Mr. Bates' employment on May 1, 2017, Mr. Bates was eligible to receive a bonus of $100,000 payable in either cash or equity, as determined by the Company, one-half on each of May 1, 2018 and 2019, subject to continuous employment. The amount of cash to be paid was to include an adjustment for the appreciation in the Company's stock price between May 1, 2017 and the payment date and the amount of restricted stock to be issued was to be determined based upon the closing price of the Company's stock on May 1, 2017. The Company elected to pay one-half of the bonus in cash, on May 1, 2018, and issue the restricted stock represented by this line item on May 1, 2018 for the other one-half of the bonus. The restricted stock will vest on May 1, 2019, subject to continued employment and certain vesting, forfeiture, termination provisions.
7.Represents a grant of time-based restricted stock, of which one-half will vest on each of April 30, 2019 and 2020, subject to continued employment and certain vesting, forfeiture, termination provisions.
8.Represents the acceleration of vesting of 10,976 shares of restricted stock in association with Mr. Craig's separation from the Company. See "—Separation Agreements."

Narrative to Grants of Plan-Based Awards
See "Executive Compensation – Compensation Discussion and Analysis" for a complete description of these grants and the performance targets for payment of incentive awards.

Outstanding Equity Awards at Fiscal Year-End
The following table also sets forth information concerning outstanding restricted stock awards as of December 31, 2018 that had been granted under the Incentive Plan, unless otherwise noted, but that had not yet vested and had not yet been earned. For this purpose, an "unearned" award is one for which it has not yet been determined whether the applicable performance goals will be met.

	Stock Awards
Name	Number of Shares, Units or Other Rights that Have Not Vested (#)	Market or Payout Value of Shares, Units or Other Rights that Have Not Vested ($)(1)	Equity Incentive Plan: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)	Equity Incentive Plan: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(1)
James D. Reed	—	—	43,545 (2)	$651,869
	1,980 (3)	$29,641	—	—
	—	—	13,991 (4)	$209,445
	9,328 (5)	$139,640	—	—
	5,000 (6)	$74,850	—	—

Jason R. Bates	—	—	19,595 (2)	$293,337
	1,409 (3)	$21,093	—	—
	—	—	7,250 (4)	$108,533
	4,834 (5)	$72,365	—	—
	3,000 (6)	$44,910	—	—
	7,541 (7)	$112,889	—	—

Timothy W. Guin	—	—	7,490 (4)	$112,125
	4,994 (5)	$74,760	—	—
	4,161 (8)	$62,290	—	—

Johannes "Werner" P. Hugo (9)	—	—	16,482 (2)	$246,736
	1,083 (3)	$16,213	—	—
	—	—	5,608 (4)	$83,952
	3,738 (5)	$55,958	—	—
	3,000 (6)	$44,910	—	—

George T. Henry	—	—	3,938 (4)	$58,952
	2,625 (5)	$39,296	—	—

James A. Craig (10)	—	—	—	—

1.The market value of shares of unvested, unearned restricted stock is equal to the product of the closing price of our Common Stock at the most recent fiscal year end and the number of unvested, unearned shares. The closing price of our Common Stock was $14.97 on December 31, 2018.

2.Represents restricted shares awarded under the 2017 long-term incentive plan, which are subject to vesting upon achievement of certain levels of return on invested capital over a performance ending December 31, 2019. The amounts disclosed are based on the target number of shares as the Company is expected to meet or exceed the threshold level of the performance criteria as of December 31, 2018.
3.Represents the restricted shares awarded under the 2017 short-term incentive plans, which are subject to time-based vesting.  Of the remaining restricted shares, one-third vested on January 31, 2019 and one-third will vest on each of January 31, 2020 and 2021, subject to continued employment and certain vesting, forfeiture, termination provisions.
4.Represents restricted shares awarded under the 2018 EIP, the material terms of which are described under "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2018 EIP." The amounts disclosed are based on the target number of shares as the Company is expected to meet or exceed the threshold level of the performance criteria as of December 31, 2018.
5.Represents the restricted shares awarded under the 2018 EIP, which are subject to time-based vesting, as described in more detail in "Executive Compensation – Compensation Discussion and Analysis – Compensation Paid to Our Named Executive Officers – 2018 EIP."
6.Represents a special one-time grant of time-based restricted stock, of which one-third vested on March 22, 2019 and one-third will vest on each of March 22, 2020 and 2021, subject to continued employment and certain vesting, forfeiture, termination provisions.
7.Upon the commencement of Mr. Bates' employment on May 1, 2017, Mr. Bates was eligible to receive a bonus of $100,000 payable in either cash or equity, as determined by the Company, one-half on each of May 1, 2018 and 2019, subject to continuous employment. The amount of cash to be paid was to include an adjustment for the appreciation in the Company's stock price between May 1, 2017 and the payment date and the amount of restricted stock to be issued was to be determined based upon the closing price of the Company's stock on May 1, 2017. The Company elected to pay one-half of the bonus in cash, on May 1, 2018, and issue the restricted stock represented by this line item on May 1, 2018 for the other one-half of the bonus. The restricted stock will vest on May 1, 2019, subject to continued employment and certain vesting, forfeiture, termination provisions.
8.Represents a grant of time-based restricted stock, of which one-half will vest on each of April 30, 2019 and 2020, subject to continued employment and certain vesting, forfeiture, termination provisions.
9.All outstanding equity awards held by Mr. Hugo on March 7, 2019, other than 1,934 shares of restricted stock scheduled to vest on March 22, 2019, will be forfeited in association with his resignation from the Company. See "—Separation Agreements."
10.Pursuant to Mr. Craig's Separation Agreement, 10,976 restricted shares were accelerated to vest on Mr. Craig's separation date, and Mr. Craig's remaining restricted shares were forfeited. See "—Separation Agreements."

Options Exercised and Stock Vested
The following table sets forth information regarding the values realized by our Named Executive Officers upon the vesting of restricted stock during the year ended December 31, 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
James D. Reed	660	$16,870
Jason R. Bates	470	$12,074
Timothy W. Guin	—	$—
Johannes "Werner" P. Hugo	362	$8,424
George T. Henry	—	$—
James A. Craig	12,485	$294,301

1.Determined by multiplying the number of shares acquired upon vesting by the closing price on the date of vesting date.

Director Compensation
The following table sets forth information concerning compensation for the last fiscal year for our non-employee directors.

Name	Fees Paid in Cash ($)(1)	Stock Awards ($)	Total ($)
Robert A. Peiser	$79,500	$84,982	$164,482
Robert E. Creager	$58,500	$39,976	$98,476
Alexander D. Greene	$56,000	$39,976	$95,976
Gary R. Enzor	$54,000	$39,976	$93,976
Thomas M. Glaser	$47,500	$39,976	$87,476
Barbara J. Faulkenberry	$54,000	$39,976	$93,976
M. Susan Chambers	$59,500	$39,976	$99,476

1.Represents fees paid based on meetings held during 2018.
2.Mr. Peiser was granted 3,261 shares of restricted stock on May 15, 2018, which will vest on the date of the 2019 Annual Meeting, subject to certain forfeiture and acceleration provisions.
3.Messrs. Creager, Greene, Enzor, and Glaser, and Mses. Faulkenberry and Chambers were each granted 1,534 shares of restricted stock on May 15, 2018, which will vest on the date of the 2019 Annual Meeting, subject to certain forfeiture and acceleration provisions.

Narrative to Director Compensation
Each nonemployee, non-chair director was paid an annual cash retainer of $35,000 paid in equal quarterly installments, and a $40,000 retainer consisting of restricted shares of our common stock. The Chairman was paid an annual cash retainer of $55,000, paid in equal quarterly installments, and an $85,000 annual retainer consisting of restricted shares of our common stock. Nonemployee directors receive per-meeting fees for attending Board meetings in the amount of $1,000 for each meeting attended in person and $500 for each meeting attended telephonically.
The Chair of the Audit Committee was paid an annual cash retainer of $7,500, paid in equal quarterly installments. Each non-chair member of the Audit Committee was paid an annual cash retainer of $5,000, paid in equal quarterly installments. Audit Committee members were also paid a fee of $1,000 per Audit Committee meeting attended in person and $500 per meeting attended via teleconference.
The Chair of the Executive Compensation Committee was paid an annual cash retainer of $5,000, payable in equal quarterly installments. Mr. Peiser was paid an annual cash retainer of $3,500 in equal quarterly installments for his membership on the Executive Compensation Committee, and all other members of the Executive Compensation Committee were paid a $1,000 annual cash retainer paid in equal quarterly installments. Executive Compensation Committee members were also paid a fee of $1,000 per Executive Compensation Committee meeting attended in person and $500 per meeting attended via teleconference.
The Chair of the Nominating and Corporate Governance Committee was paid an annual cash retainer of $5,000, paid in equal quarterly installments. Each non-chair member of the Nominating and Corporate Governance Committee was paid a $2,000 annual cash retainer, paid in equal quarterly installments. Nominating and Corporate Governance Committee members were also paid a fee of $1,000 per Nominating and Corporate Governance Committee meeting attended in person and $500 per meeting attended via teleconference.
The Chair of the Technology Committee was paid an annual cash retainer of $5,000, paid in equal quarterly installments. Each non-chair member of the Technology Committee was paid a $2,000 annual cash retainer, paid in equal quarterly installments. Technology Committee members were also paid a fee of $1,000 per Technology Committee meeting attended in person and $500 per meeting attended via teleconference.
See "Corporate Governance – The Board of Directors and its Committees – Additional Corporate Governance Policies" for a description of our Stock Ownership and Anti-Hedging and Pledging Policy.

Pay Ratio Disclosure
We provide fair and equitable compensation to our employees through a combination of competitive base pay, incentives, retirement plans and other benefits. We are disclosing the following pay ratio and supporting information, which compares the annual total compensation of our employees other than Mr. Reed (including full-time, part-time, seasonal and temporary employees) and the annual total compensation of Mr. Reed, our President and CEO, as required by Section 953(b) of the Dodd-Frank Act. The pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
For 2018, our last completed fiscal year:

•	The median of the annual total compensation of all employees of USA Truck, Inc. (other than our CEO) was $41,677; and
•	The annual total compensation of our CEO, as reported in the Summary Compensation Table included in this Proxy Statement, was $1,644,244.

Based on this information, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was 39.5 to 1.
We identified our median employee for fiscal year 2017. For 2018, we used the same median employee, as there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact the pay ratio disclosure. In determining that our employee population had not materially changed, we omitted the approximately 200 employees that became our employees as a result of our acquisition of Davis Transfer Company Inc. in October 2018.
We calculated annual total compensation for 2018 for the median employee we identified for the year ended December 31, 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in that employee's annual total compensation of $41,677. The median employee's annual total compensation includes wages and overtime pay, as well as incentive payments, retirement plan benefits, company matching contributions to the 401(k) employee savings plan, and the cost of health and other benefits.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE

OFFICERS
The following table sets forth certain information with respect to each of our current directors (including the two nominees for election at the Annual Meeting), each Named Executive Officer, and all current directors and executive officers as a group, including the beneficial ownership of our Common Stock as of March 13, 2019 for each individual and the group. The table also lists the name, address and share ownership information for all stockholders known to us to own, directly or indirectly, more than 5% of the outstanding shares of Common Stock, our only class of voting securities, as of March 13, 2019. Each person named in the table, unless otherwise indicated, has sole voting and investment power with respect to the shares indicated as being beneficially owned by him, her or it.

Name and (if applicable) Address	Common Stock Number of Shares *		Percent of Class
Directors:
James D. Reed	149,300		1.8%
Robert A. Peiser	71,046	(1)	**
Gary R. Enzor	37,482	(2)	**
Alexander D. Greene	28,540		**
Robert E. Creager	27,530		**
Thomas M. Glaser	19,761		**
Barbara J. Faulkenberry	12,832		**
M. Susan Chambers	10,884		**
Named Executive Officers (Excluding Persons Named Above):
Jason R. Bates	89,655		1.1%
Timothy W. Guin	42,732		**
Johannes P. Hugo	2,170	(3)	**
George T. Henry	23,170		**
James A. Craig***.............................................................................................	45,331	(4)	**
Directors and Executive Officers as a Group (13 Persons)	560,433	(5)	6.7%

Flint Ridge Capital LLC, Flint Ridge Partners, L.P. and John P. Szabo, Jr	787,500	(6)	9.4%
16 School Street, Second Floor, Rye, New York 10580
The Estate of James B. Speed	720,063	(7)	8.6%
2323 So. 40th Street, Fort Smith, Arkansas 72903
Dimensional Fund Advisors LP	690,235	(8)	8.3%
Building One, 6300 Bee Cave Road, Austin, Texas 78746
BlackRock, Inc.	645,067	(9)	7.7%
55 East 52nd Street, New York, New York 10055
Russell Investments Group, Ltd	545,432	(10)	6.5%
1301 Second Ave., Suite 1800, Seattle, Washington 98101

* All fractional shares (which were acquired through participation in our Employee Stock Purchase Plan) have been rounded down to the nearest whole share.
** The amount represents less than 1% of the outstanding shares of Common Stock.
*** The individual was a Named Executive Officer in 2018; however, his employment was terminated before

December 31, 2018.
1.Mr. Peiser has voting and dispositive power with respect to 71,046 shares that he beneficially owns. Of those, 67,785 shares are held of record in a revocable trust of which he is trustee.
2.Mr. Enzor has voting and dispositive power with respect to 37,482 shares that he beneficially owns. Of those, 35,948 shares are held of record by Gary and Wendy Enzor as tenants in common (TIC).
3.This information is based on the 50,558 shares reported on Mr. Hugo's last Form 4 filed with the SEC on March 4, 2019, less the 48,388 restricted shares that will be forfeited in association with his resignation from the Company and includes 1,934 restricted shares scheduled to vest on March 22, 2019. The 13,129 options held by Mr. Hugo will also be forfeited in association with his resignation from the Company.
4.This information is based on the 111,484 shares reported on Mr. Craig's last Form 4 filed with the SEC on March 2, 2018, plus 156 shares purchased through the Employee Stock Purchase Plan but not yet reported, less the 66,309 shares forfeited upon his separation from the Company.
5.This information is based solely on a report on Schedule 13G/A filed with the SEC on February 4, 2019, by Flint Ridge Capital, LLC, Flint Ridge Partners L.P. and John P. Szabo, Jr. Flint Ridge Capital, LLC has sole voting power with respect to no shares, shared voting power with respect to 606,000 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 606,000 shares. Flint Ridge Partners L.P has sole voting power with respect to no shares, shared voting power with respect to 606,000 shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 606,000 shares. John P. Szabo, Jr., has sole voting power with respect to 181,500 shares, shared voting power with respect to 606,000 shares, sole dispositive with respect to 181,500 shares and shared dispositive power with respect to 606,000 shares. Information is as of December 31, 2018.
6.With respect to the shares owned directly by the estate of Mr. Speed, this information is based on information provided by the estate's brokers. With respect to the shares owned by Mr. Speed's widow and shares held for the benefit of his daughter, the information is based solely on a Schedule 13G/A filed with the SEC on March 4, 2013. The estate of Mr. Speed has sole voting and dispositive power with respect to all 720,063 shares and shared voting and dispositive power with respect to no shares. The amount shown does not include (a) 66,823 shares of Common Stock held by Mr. Speed's widow (of which the estate of Mr. Speed disclaims beneficial ownership) and (b) 17,669 shares of Common Stock held in a trust (of which Mr. Speed's widow is trustee) for the benefit of his daughter (of which the estate of Mr. Speed disclaims beneficial ownership). Information is as of December 31, 2012.
7.This information is based solely on a report on Schedule 13G/A filed with the SEC on February 8, 2019, which indicates that Dimensional Fund Advisors LP, an investment advisor, has sole voting power with respect to 663,107 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 690,235 shares and shared dispositive power with respect to no shares. Information is as of December 31, 2018.
8.This information is based solely on a report on Schedule 13G filed with the SEC on February 8, 2019, which indicates that BlackRock, Inc., has sole voting power with respect to 632,293 shares, shared voting power with respect to no shares, sole dispositive power with respect to all 645,067 shares and shared dispositive power with respect to no shares. Information is as of December 31, 2018.
9.This information is based solely on a report on Schedule 13G filed with the SEC on January 31, 2019, which indicates that Russell Investments Group, Ltd., has sole voting power with respect to 545,432 shares, shared voting power with respect to no shares, sole dispositive power with respect to no shares and shared dispositive power with respect to 545,432 shares. Information is as of December 31, 2018.

CERTAIN TRANSACTIONS
We have a long-standing written policy of not making loans to our officers, directors or affiliates. Our policy further prohibits entering into leases, equipment purchase agreements or other contracts with our officers, directors or affiliates unless the Board, and the disinterested members of the Board, so approve upon the Audit Committee's recommendation, after the Audit Committee has determined that the transaction is reasonable, in our best interest and on terms no less favorable than could be obtained from an unrelated third party. Since January 1, 2018, there were no transactions involving a "related person", as that term is defined in Instruction 1 to Item 404(a) of Regulation S-K, identified in the responses to the annual questionnaire sent to each of our directors and executive officers, or otherwise known to the Audit Committee or to us.

PROPOSAL TWO: ADVISORY AND NON-BINDING APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION
In accordance with certain requirements of Section 14A of the Exchange Act (which were added by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related rules of the SEC), we are including a non-binding stockholder vote on a resolution to approve the compensation of our Named Executive Officers (so-called "Say-on-Pay").
We urge stockholders to read "Executive Compensation" beginning on page 19 of this Proxy Statement, which describes in detail our executive compensation objectives, policies and procedures, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, appearing on pages 39 through 46, which provide detailed information on the compensation of our Named Executive Officers.
The Board has adopted a policy of providing for an annual "say-on-pay" advisory vote. Accordingly, we are asking our stockholders to approve, in an advisory and non-binding vote, the following resolution in respect of this Proposal TWO:
"RESOLVED, that the stockholders approve, in an advisory and non-binding vote, the compensation of the Company's Named Executive Officers as disclosed in the Proxy Statement relating to the Company's Annual Meeting of Stockholders to be held on May 8, 2019."
THE Board unanimously recommends A vote "FOR" APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION.
All duly submitted and unrevoked proxies will be voted FOR Proposal TWO, unless otherwise instructed.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The independent registered public accounting firm we utilized during fiscal years 2018 and 2017 was Grant Thornton LLP. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will be available to respond to appropriate questions. The representatives of Grant Thornton LLP will have the opportunity to make a statement at the Annual Meeting if they choose to do so.

Principal Accounting Fees and Services
The following table presents fees for professional services rendered by our principal accountant, Grant Thornton LLP, for the years ended December 31, 2018 and 2017 for the audit of our consolidated financial statements and fees billed for other services rendered.

	2018	2017
Audit Fees(a)	$459,500	$399,500

Other Fees:
Audit-Related Fees(b)	$279,708	$—
Tax Fees(c)	$73,500	$—
All Other Fees(d)	$—	$—

a.Fees and expenses for (i) the integrated audit of the consolidated financial statements included in our Annual Reports on Form 10-K and internal controls over financial reporting; (ii) the reviews of the interim consolidated financial information included in our Quarterly Reports on Form 10-Q; (iii) consultations concerning financial accounting and reporting; and (iv) reviews of documents filed with the SEC and provision of related consents.

b.Fees and expenses paid to our principal accountant for due diligence, structuring, and financial statement audit services related to an acquisition.
c.Fees and expenses paid to our principal accountant for (i) tax compliance; (ii) tax planning; and (iii) tax advice.
d.Fees and expenses paid to our principal accountant for services other than audit fees, audit-related fees and tax fees.
The Audit Committee selects the firm that performs the integrated audit of our consolidated financial statements and internal controls over financial reporting, determines the compensation of that firm and pre-approves all services of any type that firm renders to us. The Audit Committee has been informed of the types of services Grant Thornton LLP rendered to us and has determined that, in providing those services, Grant Thornton LLP has maintained its independence as to us. The Audit Committee has a written policy for the pre-approval of the audit and non-audit services performed by our independent registered public accounting firm in order to assure that the provision of such services does not impair their independence. The Audit Committee pre-approves the engagement terms and fees of annual audit services, and any changes in such terms and fees resulting from changes in audit scope, our structure or other matters. The Audit Committee may also grant pre-approval for other audit services, audit-related services (which include assurance and related services that are reasonably related to the audit or review of our consolidated financial statements and that are traditionally performed by the independent auditor) and tax services. Each pre-approval, unless earlier withdrawn or modified by the Audit Committee, has a term of twelve months, unless the Audit Committee specifically provides for a different period. The pre-approval policy also contains a non-exclusive list of prohibited non-audit services that may not be performed by our independent registered public accounting firm, and provides that permissible non-audit services classified as "all other services" must be separately pre-approved by the Audit Committee. The Audit Committee did not approve any services pursuant to Rule 2-01(c)(7)(i)(C) of Regulation S-X promulgated under the Exchange Act, which permits the waiver of the pre-approval requirements in certain circumstances.

PROPOSAL THREE: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Grant Thornton LLP as the Company's independent registered public accounting firm for the year ending December 31, 2019. Grant Thornton LLP served as the Company's independent registered public accounting firm for 2018, and the services it provided to the Company and its subsidiaries in 2018 are described under Principal Accounting Fees and Services above.
We are asking our stockholders to ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2019. Each proxy will be voted as directed on each proxy card; or in the absence of contrary instructions, each proxy will be voted for the ratification of Grant Thornton LLP. Although ratification is not required by our Bylaws or otherwise, the Board of Directors is submitting the selection of Grant Thornton LLP to our stockholders for ratification as a matter of good corporate practice.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2019.
In the event stockholders do not ratify the appointment of the Company's independent registered public accounting firm, the appointment will be reconsidered by the Audit Committee. Even if the appointment is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

PROPOSAL FOUR: APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN

Summary

●
The Board is asking for stockholder approval to amend our Incentive Plan to increase the number of shares of Common Stock available for issuance thereunder. Equity compensation is critical for the Company to attract, motivate and retain qualified executive officers and other key management through competitive compensation packages, and it aligns our executives', other management's, and stockholders' short- and long-term interests by creating a strong and direct link between executive and management pay and stockholder return.

●
The Board believes the shares remaining under the Incentive Plan are insufficient to fulfill the Company's objectives.  If stockholders do not approve the Second Amendment to the Incentive Plan, the Company will have approximately 140,000 remaining shares under the Incentive Plan for future awards and may need to resort to greater cash compensation to remain competitive.

●	The Board believes that retaining and motivating Mr. Reed, Mr. Bates and the leadership team represents the best opportunity for the Company to continue realizing the business improvements necessary to achieve industry leading performance and value creation for stockholders.
●	Under the leadership of Mr. Reed and Mr. Bates, the Company has undergone an intensive campaign of re-emphasizing principles of operational excellence, employee engagement and a corporate-wide commitment to safety. With these actions, the Board believes that Mr. Reed, Mr. Bates and the leadership team have effectively refocused the Company's business and culture, positioning the Company to successfully close the historical gap in operating and financial performance with its peers.
●	In February 2019, the Executive Compensation Committee approved an additional equity grant (the "2019 Executive and Management Equity Retention Grant") consisting of 260,123 shares to Mr. Reed, Mr. Bates and key executive and management personnel (in addition to grants made in accordance with our 2018 EIP) in recognition of the benefits of retaining and motivating the leadership team to achieve the financial results the Board believes are attainable upon successful implementation and execution of the Company's business plan.
●	Approximately two-thirds of the 2019 Executive and Management Equity Retention Grant is in the form of stock options so as to further align the executive and management team's interests with those of the stockholders. If not for the 2019 Executive and Management Equity Retention Grant, sufficient shares would have remained under the Incentive Plan to sustain the Company's equity incentive plan design through our early 2020 awards under the regular plan design.
●
In addition, the Board is asking for stockholder approval to amend our Incentive Plan to make technical updates related to Section 162(m) of the Code in light of the 2017 Tax Cuts and Jobs Act (the "TCJA"), and to make such other miscellaneous, administrative and conforming changes as are necessary.

Introduction
At the Annual Meeting, our stockholders are being asked to approve the proposed Second Amendment to the Incentive Plan to (i) increase the number of shares of Common Stock available for issuance thereunder by an additional 500,000 shares, (ii) make technical updates related to Section 162(m) of the Code in light of the TCJA, and (iii) make such other miscellaneous, administrative and conforming changes as are necessary (collectively, the "Second Amendment to the Incentive Plan"). Currently there are approximately 140,000 shares available for issuance under the Incentive Plan; therefore, the Second Amendment to the Incentive Plan would result in approximately 640,000 shares being available for future awards, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain events (described under "Proposal Four: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan — Adjustments Upon Certain Events" below).  The Executive Compensation Committee has approved the Second Amendment to the Incentive Plan and the Board has directed that it be submitted for stockholder approval at the Annual Meeting.  If approval of the Second Amendment to the Incentive Plan is not obtained at the Annual Meeting from our stockholders, the Incentive Plan will remain in full force and effect, and our ability to grant equity awards to attract, motivate and retain new and existing key employees, directors, officers and eligible participants (collectively, "Participants") would be limited.  In that event, to remain competitive, the Company may be required to adopt additional cash or equity related compensation programs.
The Executive Compensation Committee considered numerous factors before approving the Second Amendment to the Incentive Plan, including share grants over the last two years, shares expected to be required in the future based upon pre-existing incentive plans, and shares expected to be required as the Company seeks to retain key members of its leadership team and continues to recruit new executives to complement and complete senior management.  The Executive Compensation Committee expects that approval of the Second Amendment to the Incentive Plan will allow sufficient share availability to maintain current compensation design under the 2019 EIP.
Retention of our current executive and management team will require additional shares to ensure qualified leadership personnel remain in place. The Board believes that retaining and motivating Mr. Reed, Mr. Bates and the leadership team represents the best opportunity for the Company to continue realizing the business improvements necessary to achieve industry leading performance and value creation for stockholders.  The Board further recognizes that the leadership team is comprised of highly talented individuals with alternative employment opportunities in and outside of the trucking industry and that a loss of Mr. Reed and Mr. Bates, in particular, could result in additional departures among senior management, placing the Company's turnaround at significant risk.  As such, in addition to the grants made in accordance with our 2019 EIP, the Executive Compensation Committee granted an additional 260,123 shares under the 2019 Executive and Management Equity Retention Grant to key personnel intended to ensure continuity and retention of critical leadership.  It is the Executive Compensation Committee's belief that tying the long term personal financial interests of Mr. Reed, Mr. Bates, and the leadership team through deeper equity participation is in the best interest of all stockholders.  The Executive Compensation Committee also recognized that the timing of this award was important in light of the recent improvements in the operational and financial performance of the Company.
The 2019 Executive and Management Equity Retention Grant was awarded in connection with the performance of our current executive and management team in designing the business strategies, executing against said strategies, and delivering strong financial performance.  This grant is intended to motivate further progress in the business, reward the team's performance, and retain them in further executing the business strategy.  A significant portion of the 2019 Executive and Management Equity Retention Grant was in the form of options, which serve to further align executive and stockholder interests given the direct relationship between the ultimate value of the award and our stock price.
Approximately two-thirds of the 2019 Executive and Management Equity Retention Grant is in the form of options so as to further align the executive and management teams' interests with those of the stockholders.  If not for the 2019 Executive and Management Equity Retention Grant, sufficient shares would have remained under the Incentive Plan to sustain the Company's equity incentive plan design.
If not for the 2019 Executive and Management Equity Retention Grant, sufficient shares would have remained under the Incentive Plan to sustain the Company's equity incentive plan design without additional shares through 2020. As we move forward with our leadership, in addition to shares needed for equity awards to our current executive and management team, we anticipate requiring shares to enable us to recruit new management personnel as necessary. Furthermore, a significant portion of our executives' total annual compensation is in the form of equity awards. The majority of performance-based restricted shares granted in 2018 have a performance period that extends beyond 2018. If performance targets are met, it benefits both our stockholders and our equity recipients. If performance targets are not met, the restricted shares are forfeited and our effective burn rate reduced.
In deciding to increase the number of shares available for issuance under the Incentive Plan by 500,000 shares, the Executive Compensation Committee considered, among other factors:

●	the approximately 140,000 shares currently available for issuance under the Incentive Plan, which includes the effects of the 2019 Executive and Management Equity Retention Grant;

●	the number of shares necessary to attract, motivate and retain qualified executive officers and other key personnel;
●	the Board's desire to have sufficient availability under the Incentive Plan to grant awards;
●	our current burn rate of less than 1.5%, calculated based upon performance-based awards earned in the year (versus granted) and time-based awards granted in the year, divided by our weighted average shares outstanding;
●	the number of shares of Common Stock outstanding, the dilutive effects of awards under the Incentive Plan and our projected burn rate; and
●	the effect of the price of our Common Stock on the number of shares needed to maintain the significant percentage of our compensation packages for key employees that is currently granted in the form of equity.

In addition to the factors above, the Executive Compensation Committee also considered the following factors, among others, when determining whether to approve the Second Amendment to the Incentive Plan:

●
the Board's belief that equity-based grants to employees are a highly effective recruiting and retention tool that allows key employees to share in the ownership of our Company and contribute to our revenue and earnings growth by aligning the long-term interests of our management and key employees with those of our stockholders;

●	approximately 66.5% of awards currently outstanding vest over four years, thus the value ultimately realized depends on the long-term value of our Common Stock;
●
approximately 33.5% of awards currently outstanding under the Incentive Plan vest only if certain performance criteria are achieved, thus resulting in dilution only if stockholder value is created; and

●	the Board's belief that if additional shares are not available for future awards, we would be required to discontinue or significantly curtail our current equity incentive program and increase the use of cash awards, which could have an adverse impact on our ability to attract, motivate and retain employees and our results of operations.

Provisions Designed to Protect Stockholders
The Incentive Plan (as amended by the Second Amendment to the Incentive Plan) and our governance and compensation policies contain a number of provisions that we believe are designed to protect stockholder interests, including:

●	prohibition of share recycling related to exercise of stock options, shares available for issuance upon the grant of SARs and shares forfeited for tax withholding obligations;
●	prohibition of the repricing of stock options without stockholder approval;
●	prohibition of the issuance of stock options with an exercise price less than the fair market value of the Common Stock on the grant date;
●	limiting the maximum term of a stock option to ten years;
●	prohibition of (i) tax gross-ups of any kind, (ii) payment of dividends on unvested Awards and (iii) vesting periods of less than twelve months;
●	administration of the Incentive Plan by the Executive Compensation Committee, which is comprised entirely of independent directors;
●	double trigger change-in-control provisions upon consummation of a change-in-control in awards after July 2016;
●	awards to Participants are subject to limits as to the number of shares or cash received;

●
our Proxy Access allows eligible stockholders with an ownership threshold of 3% (in the aggregate, with an unlimited number of other stockholders) who have held their shares for at least three years and who otherwise meet the requirements set forth in our bylaws to have their nominees consisting of the greater of 25% or two nominees of our Board included in our proxy materials;

●
our Clawback Policy, which allows us to recoup incentive-based compensation (including cash- and equity-based incentive compensation) paid or granted to an employee following a material financial restatement or the imposition of a material financial penalty, subject to certain limitations, as further provided in our Clawback Policy; and

●
our Stock Ownership and Anti-Hedging and Pledging Policy, which, among other things, (i) requires our executive officers and non-employee directors to build certain stock ownership over time through equity grants, expressed as multiples of annual base salary or cash retainer for Board service, as applicable, (ii) requires such individuals to retain post-tax shares from each award on exercise, vesting or earn-out, until such individual complies with the stock ownership levels required by the Stock Ownership and Anti-Hedging and Pledging Policy and (iii) prohibits hedging transactions in our Common Stock and pledging our Common Stock as collateral for loans or purchasing our Common Stock on margin, all as further provided in our Stock Ownership and Anti-Hedging and Pledging Policy.

Description of the Incentive Plan and the Second Amendment to the Incentive Plan
In May 2017, our stockholders approved the First Amendment to the Incentive Plan (the "First Amendment"). If approved by our stockholders at the Annual Meeting, the Second Amendment to the Incentive Plan will be effective as of May 8, 2019, its approval date. The principal provisions of the Incentive Plan, as amended by the First Amendment and the Second Amendment to the Incentive Plan, are summarized below. This summary is qualified in its entirety by reference to the text of the Incentive Plan as currently in effect. The Second Amendment to the Incentive Plan is attached as Appendix A to this Proxy Statement and has been reviewed by our independent compensation consultant, CSI. You are urged to read the actual text of the Incentive Plan and the Second Amendment to the Incentive Plan in their entirety.
The purposes of the Incentive Plan are to: (i) provide our employees with an opportunity to acquire Common Stock in a manner that reinforces our performance goals and provides an incentive to continue employment with us and work toward our long-term growth, development and financial success; (ii) attract, motivate and retain qualified executive officers and other key personnel by providing them with long-term incentives and reward such Participants by the issuance of equity grants so that these employees and directors will contribute to and participate in our long-term performance; and (iii) align our executives' and stockholders' short- and long-term interests by creating a strong and direct link between executive pay and stockholder return.  In furtherance of these purposes, the Incentive Plan authorizes the grant of stock options and restricted stock, subject to applicable law, to our employees, directors and consultants.
The Incentive Plan allows the Executive Compensation Committee to link compensation to performance over a period of time by granting Awards that have multiple-year vesting schedules. Awards with multiple-year vesting schedules, such as restricted stock grants, provide balance to the other elements of our compensation program that otherwise link compensation to our short-term performance. Awards with multiple-year vesting schedules create an incentive for executive officers to increase stockholder value over an extended period of time because the value received from such Awards is based upon the growth of the stock price. Furthermore, the Incentive Plan provides that any Award subject to vesting over a period of time will not vest in periods of less than twelve months from the Grant Date of such Award.  Such Awards also incentivize executives and management to remain with us over an extended period of time. Thus, we believe the Incentive Plan is an effective way of aligning the interests of our executive officers with those of our stockholders.
When originally adopted, there were 500,000 shares available under the Incentive Plan. The First Amendment increased the number of shares of Common Stock available for issuance thereunder by an additional 500,000 shares, and the Second Amendment increases the number of Common Stock available for issuance thereunder by an additional 500,000 shares. Currently there are approximately 140,000 shares available for issuance under the

Incentive Plan; therefore, the Second Amendment to the Incentive Plan would result in approximately 640,000 shares being available for future awards, subject to adjustment for future forfeitures (except for tax withholding and cashless exercise forfeitures) and to reflect the occurrence of certain events (described under "Proposal FOUR: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan — Adjustments Upon Certain Events" below).
In addition, we are amending our Incentive Plan to make technical updates related to Section 162(m) of the Code in light of the TCJA, and to make such other miscellaneous, administrative and conforming changes as are necessary.
Burn Rate
We believe calculating the Company's burn rate based upon performance-based awards earned in the year (versus granted) and time-based awards granted in the year, divided by our weighted average shares outstanding, provides a more accurate depiction of our burn rate. The following table summarizes our performance-based awards to all employees over the last three years that were granted, earned and forfeited. Our current burn rate is below 1.5%, calculated based upon performance-based awards earned in the year (versus granted) and time-based awards granted in the year, divided by our weighted average shares outstanding.

Performance-Based Awards
# of Shares (1)
Non-vested at December 31, 2015	34,294
Granted	180,579
Earned (2)	(2,231)
Forfeited	(67,700)

Non-vested at December 31, 2016	144,942
Granted	179,300
Earned (2)	(1,897)
Forfeited	(115,641)

Non-vested at December 31, 2017	206,704
Granted	59,551
Earned (2)	(5,939)
Forfeited	(125,930)

Non-vested at December 31, 2018	134,386
Non-vested at March 13, 2019	171,133

1.Does not include time-based awards.
2.Includes earned performance-based shares that were subject to further time-based vesting.
Types of Awards
A description of the Awards that may be made pursuant to the Incentive Plan follows.  Such descriptions are qualified in their entirety by reference to the text of the Incentive Plan.
Stock Options. Pursuant to the Incentive Plan, the Executive Compensation Committee may grant Awards in the form of stock options to purchase shares of Common Stock, which stock options may be non-qualified or incentive stock options for federal income tax purposes.  Stock options granted under the Incentive Plan vest and become exercisable at such times and upon such terms and conditions as may be determined by the Executive Compensation

Committee. Any stock option granted in the form of an incentive stock option must satisfy the requirements of Section 422 of the Code. The exercise price per share of Common Stock for any stock option cannot be less than 100% of the Fair Market Value of a share of Common Stock on the day that the stock option is granted. In addition, the term of the stock option may not exceed ten years.  The exercise price of any stock option granted pursuant to the Incentive Plan may not be subsequently reduced by amendment or cancellation and substitution of such stock option or any other action of the Executive Compensation Committee without stockholder approval, subject to the Executive Compensation Committee's authority to adjust Awards upon certain events as set forth in the Incentive Plan and as described below under "Adjustments Upon Certain Events."
A stock option may be exercised by paying the exercise price in cash or its equivalent and/or, to the extent permitted by the Executive Compensation Committee and applicable law, shares of Common Stock, a combination of cash and shares of Common Stock, or through the delivery of irrevocable instruments to a broker to sell the shares obtained upon the exercise of the stock option and to deliver to us an amount equal to the exercise price.
Stock Appreciation Rights. The Executive Compensation Committee may grant Awards in the form of stock appreciation rights, either in tandem with a stock option ("Tandem SARs") or independent of a stock option ("Freestanding SARs"). The exercise price of a stock appreciation right is an amount determined by the Executive Compensation Committee, but in no event is such amount less than 100% of the Fair Market Value of a share of Common Stock on the date that the stock appreciation right was granted or, in the case of a Tandem SAR, the exercise price of the related stock option.
A Tandem SAR may be granted either at the time of grant of the related stock option or at any time thereafter during the term of the related stock option. A Tandem SAR is exercisable to the extent its related stock option is exercisable. Each Tandem SAR will entitle the holder of such stock appreciation right to surrender the related stock option and to receive an amount equal to (i) the excess of (A) the Fair Market Value on the exercise date of one share of Common Stock over (B) the stock option exercise price per share of Common Stock, times (ii) the number of shares of Common Stock covered by the stock option that is surrendered. Upon the exercise of a stock option as to some or all of the shares of Common Stock covered by such stock option, the related Tandem SAR is automatically canceled to the extent of the number of shares of Common Stock covered by the exercise of the stock option.
Other Stock-Based Awards. The Executive Compensation Committee may grant Awards in the form of Stock Awards (for either unrestricted or restricted shares of Common Stock), Restricted Stock Unit Awards, and other Awards that are valued in whole or in part by reference to, or are otherwise based on the Fair Market Value of, Common Stock. Such other stock-based Awards are in such form, and dependent on such conditions, as the Executive Compensation Committee determines, including, without limitation, the right to receive, or vest with respect to, one or more shares of Common Stock (or the equivalent cash value of such shares of Common Stock) upon the completion of a specified period of service, the occurrence of an event, and/or the attainment of performance objectives.
Performance Units. The Executive Compensation Committee may grant Awards in the form of performance units, which are units valued by reference to designated criteria established by the Executive Compensation Committee other than Common Stock. Performance units are in such form, and dependent on such conditions, as the Executive Compensation Committee determines, including, without limitation, the right to receive a designated payment upon the completion of a specified period of service, the occurrence of an event and/or the attainment of performance objectives.
Performance Awards. Performance Awards are designed to reward executive officers for their contributions to our financial and operating performance and are based primarily upon our financial results and certain operating statistics that the Executive Compensation Committee identifies each year as being important to our success. Performance Awards are Awards structured to qualify as deductible "performance-based" compensation for purposes of Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as "performance-based compensation" for purposes of Section 162(m) under applicable "grandfathering" rules relating thereto). Performance Awards may take the form of cash, Stock Awards, Restricted Stock Unit Awards or performance units that are conditioned upon the satisfaction of enumerated performance criteria during a stated performance period, which Awards, in addition to satisfying the requirements otherwise applicable to that type of Award generally, also satisfy the requirements of Performance Awards under the Incentive Plan.

Administration
The Incentive Plan is administered by the Executive Compensation Committee, or such other committee as may be designated by the Board, which consists of at least two individuals who are intended to qualify both as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act, and as "independent directors" for purposes of the rules of the principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such rules.
The Executive Compensation Committee may allocate all or any portion of its responsibilities and powers under the Incentive Plan to any one or more of its members, the Company's CEO, or other senior members of management as the Executive Compensation Committee deems appropriate; however, only the Executive Compensation Committee, or another committee consisting of two or more individuals who qualify both as "non-employee directors" and as "independent directors," may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act. The Executive Compensation Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.
Shares Available and Maximum Awards
Following the First Amendment, there were approximately 661,500 shares of Common Stock available for issuance pursuant to the Incentive Plan. As of December 31, 2018, we had approximately 525,601 shares available for issuance. Due to awards and forfeitures since December 31, 2018, approximately 140,000 shares currently remain available for future Awards.  In March 2019, the Executive Compensation Committee adopted the Second Amendment to the Incentive Plan to increase by 500,000 the number of shares of the Company's Common Stock available for issuance of stock grants, options and other equity awards to the Company's employees, directors and consultants, which would result in approximately 640,000 shares being currently available for future awards following such increase, subject to approval by our stockholders at the Annual Meeting. Any shares subject to outstanding option or restricted stock grants are counted against the shares reserved and available for issuance as one share for every share subject thereto. If an option expires or is terminated without having been exercised in full, or if a restricted stock grant is forfeited, the unexercised or forfeited shares become available for future grant under the Incentive Plan.
The number of shares of Common Stock available under the Incentive Plan may be adjusted to reflect the occurrence of certain events (described under "Proposal FOUR: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan — Adjustments Upon Certain Events" below). Shares received upon the exercise of stock options, shares reserved for issuance upon the grant of SARs, and shares forfeited for tax withholding obligations are not available for use under the Incentive Plan. Awards that terminate by expiration, non-tax forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of shares of Common Stock, or are exchanged for Awards not involving shares of Common Stock will become available again under the Incentive Plan. The shares of Common Stock available for issuance under the Incentive Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions.
The maximum Award granted or payable to any one Participant under the Incentive Plan for a calendar year, is 125,000 shares of Common Stock, subject to the Executive Compensation Committee's authority to adjust Awards upon certain events (described under "Proposal FOUR: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan — Adjustments Upon Certain Events" below), or, in the event the Award is paid in cash, $1.25 million.
Payment Terms
Awards may be paid in cash, shares of Common Stock, a combination of cash and shares of Common Stock or in any other permissible form, as the Executive Compensation Committee determines. Payment of Awards may include such terms, conditions, restrictions and/or limitations, if any, as the Executive Compensation Committee deems appropriate, including, in the case of Awards paid in shares of Common Stock, restrictions on transfer of such shares and provisions regarding the forfeiture of such shares under certain circumstances.
At the discretion of the Executive Compensation Committee, a Participant may defer payment of any Award, salary, bonus compensation, Board compensation, or any portion thereof.  If permitted by the Executive

Compensation Committee, any such deferral shall be accomplished by the delivery of a written, irrevocable election by the Participant prior to the time established by the Executive Compensation Committee for such purpose, on a form provided by the Company.
The Company is entitled to deduct from any payment to a Participant under the Incentive Plan the amount of all applicable income and employment taxes required by law to be withheld with respect to such payment or may require the Participant to pay to the Company such tax prior to and as a condition of the making of such payment.  Subject to certain limitations, the Executive Compensation Committee may allow a Participant to pay the amount of taxes required by law to be withheld from an Award by withholding any shares of Common Stock to be paid under such Award or by permitting the Participant to deliver to the Company shares of Common Stock having a Fair Market Value equal to the amount of such taxes.
No Dividends or Gross-Ups
The Incentive Plan prohibits payment of dividends on unvested awards or additional withholding tax "gross-up" payments to Participants to meet excise taxes or other additional income tax liability.
Repricing Prohibited
Except for certain adjustments that the Incentive Plan contemplates, we may not, without obtaining stockholder approval, (i) amend the terms of outstanding options or stock appreciation rights to reduce the exercise price of such outstanding options or stock appreciation rights; (ii) cancel or substitute outstanding options or stock appreciation rights in exchange for options or stock appreciation rights with an exercise price that is less than the exercise price of the original options or stock appreciation rights; or (iii) cancel or substitute outstanding options or stock appreciation rights with an exercise price above the current price of our Common Stock in exchange for cash or other securities.
Change-in-Control
Our recent equity award agreements contain double trigger, rather than single trigger, vesting of equity-based awards upon a change-in-control, as defined therein. Equity awards granted after July 2016 include a double trigger provision, which provides for the payment, or acceleration of payment, of compensation following a change-in-control only when the recipient is terminated without "cause" or is subject to a "constructive termination" during the twelve months following a change-in-control.
Adjustments Upon Certain Events
In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company's capital structure, then the Executive Compensation Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Incentive Plan, the maximum Award payable, the number of shares to be issued pursuant outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards and/or any other affected terms of an Award or the Incentive Plan as the Executive Compensation Committee, in its sole discretion, deems equitable or appropriate.
The Executive Compensation Committee, in its sole discretion and without liability to any person, may adjust Performance Goals and Performance Periods for Performance Awards if permitted by Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as "performance-based compensation" for purposes of Section 162(m) under applicable "grandfathering" rules relating thereto) to prevent the dilution or enlargement of a Participant’s rights with respect to a Performance Award. For Stock Awards conditioned, restricted and/or limited based on Performance Goal(s), the length of the Performance Period, the Performance Goal(s) to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goal(s) has (have) been attained shall be conclusively determined by the Executive Compensation Committee, but the Executive Compensation Committee may only adjust downward, not upward, any amount determined to be otherwise payable in connection with such an Award. With the exception of the foregoing, the Executive Compensation Committee shall not reprice any stock options and/or stock appreciation rights unless such action is approved by the Company's stockholders. "Reprice," as used in the Incentive Plan, means (i) the reduction, directly or indirectly, in the per-share exercise price of an outstanding stock option(s) or other stock appreciation right(s) issued under the Incentive Plan by amendment, cancellation or substitution, (ii) the replacement of an outstanding stock option(s) and/or stock appreciation right(s) issued under the Incentive Plan in exchange for cash or other consideration, or (iii) any other action that would be treated as a "repricing" under the rules and interpretations of the principal national securities exchange on which the Common Stock is then listed or admitted to trading.
Termination and Amendment
The Executive Compensation Committee may suspend or terminate the Incentive Plan at any time for any reason with or without prior notice. In addition, the Executive Compensation Committee may, from time to time for any reason and with or without prior notice, amend the Incentive Plan in any manner, but may not, without stockholder approval, adopt any amendment which would require the vote of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities or other applicable laws or regulations, including, but not limited to, the listing requirements of the stock exchanges or quotation systems on which the securities of the Company are listed. No Awards may be made pursuant to the Incentive Plan after May 23, 2024, or May 8, 2029 if the Second Amendment is passed. No amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Incentive Plan.
Tax Status of Incentive Plan Awards
No person connected with the Incentive Plan in any capacity, including, but not limited to, the Company and its directors, officers, agents and employees, makes any representation, commitment or guaranty that any tax treatment, including, but not limited to, federal, state and local income, estate and gift tax treatment, will be applicable with respect to the tax treatment of any Award, any amounts deferred under the Incentive Plan, or paid to or for the benefit of a Participant under the Incentive Plan, or that such tax treatment will apply to or be available to a Participant on account of participation in the Incentive Plan.
Securities Act Registration
The registration with the SEC on Form S-8 of the shares of Common Stock issuable under the Incentive Plan will be post-effectively amended on Form S-8 as soon as practicable, subject to the stockholders' approval of the Second Amendment to the Incentive Plan.
Eligible Participants
Participants in the Incentive Plan will be selected by the Executive Compensation Committee from our executive officers, directors, employees and consultants. As of December 31, 2018, approximately 2,500 employees and seven non-employee directors were eligible to participate in the Incentive Plan.
The selection of those persons within a particular class who will receive Awards is entirely within the discretion of the Executive Compensation Committee. Only employees, however, are eligible to receive "incentive stock options" within the meaning of Section 422 of the Code. The Executive Compensation Committee has not determined how many persons are likely to participate in the Incentive Plan over time. The Executive Compensation Committee intends, however, to grant most Awards to those persons who are in a position to have a significant direct impact on our growth, profitability and success, which would include a portion of the Participants in the Incentive Plan.
Federal Income Tax Status of Incentive Plan Awards
The following is only a summary of the effect of federal income taxation upon us and the Participants under the Incentive Plan.  It does not purport to be complete and does not discuss all of the tax consequences of a Participant’s death or the provisions of the income tax laws of any state, municipality or foreign country in which the Participants may reside.
Incentive Stock Options.  A Participant is not treated as receiving taxable income upon either the grant of an incentive stock option (an "ISO") or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise is an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or is not subject to a substantial risk of forfeiture under Section 83 of the Code. If at the time of exercise, the Common Stock is both nontransferable and is subject to a substantial risk of forfeiture, the difference between the exercise price and the fair market value of the Common Stock (determined at the time the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture) will be a tax preference item in the year in which the Common Stock becomes either transferable or not subject to a substantial risk of forfeiture.
If Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the Participant upon exercise, any gain or loss resulting from its disposition is treated as long-term capital gain or loss. If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a "disqualifying disposition" occurs. If a disqualifying disposition occurs, the Participant realizes ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less. The balance of the Participant's gain on a disqualifying disposition, if any, is taxed as capital gain.
We are not entitled to any tax deduction as a result of the grant or exercise of an ISO, or on a later disposition of the Common Stock received, except that in the event of a disqualifying disposition, we are entitled to a deduction equal to the amount of ordinary income realized by the Participant.
Non-Qualified Stock Options. A Participant does not recognize any taxable income upon the grant of a non-qualified stock option (a "NSO"), and we are not entitled to a tax deduction by reason of such grant. Upon exercise of a NSO, the Participant recognizes ordinary income generally measured by the excess of the then fair market value of the shares over the exercise price, and we are entitled to a corresponding tax deduction. Upon a disposition of shares acquired upon exercise of a NSO by the Participant, any difference between the sale price and the exercise price, to the extent not recognized as ordinary income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Such subsequent disposition by the Participant has no tax consequence to us.
Stock Appreciation Rights. No income is realized by a Participant at the time a stock appreciation right is awarded, and no deduction is available to us at such time. A Participant realizes ordinary income upon the exercise of the stock appreciation right in an amount equal to the fair market value of the shares of Common Stock received by the Participant from such exercise, and we will be entitled to a corresponding deduction at such time, subject to the limitations of Section 162(m) of the Code (to the extent such limitations remain relevant under any applicable "grandfathering" rules relating thereto), if applicable (see "Proposal FOUR: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan — Limitation on Income Tax Deduction" below).
Unrestricted Stock-Based Award. Upon the grant of an unrestricted stock-based Award, a Participant will realize taxable income equal to the fair market value at such time of the shares of Common Stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at that time, subject to the limitations of Section 162(m) of the Code (to the extent such limitations remain relevant under any applicable "grandfathering" rules relating thereto), if applicable (see "Proposal FOUR: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan — Limitation on Income Tax Deduction" below).
Restricted Stock-Based Award. Upon the grant of a restricted stock-based Award, no income will be realized by a Participant (unless a Participant timely makes an election to accelerate the recognition of the income to the date of the grant), and we will not be allowed a deduction at that time. When the Award vests and is no longer subject to a substantial risk of forfeiture for income tax purposes, the Participant will realize taxable ordinary income in an amount equal to the fair market value at such time of the shares of Common Stock received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time. If a Participant does make a timely election to accelerate the recognition of income, then the Participant will recognize taxable ordinary income in an amount equal to the cash and the fair market value at the time of grant of the shares of Common Stock to be received by the Participant under such Award (less the purchase price therefor, if any), and we will be entitled to a corresponding deduction at such time. Participants will only be eligible to make such an election on restricted stock-based Awards that constitute an Award of "property" within the meaning of Section 83 of the Code (e.g., shares of restricted stock) as of the grant date. In each case, our deduction will be subject to the limitations of Section 162(m) of the Code (to the extent such limitations remain relevant under any applicable "grandfathering" rules relating thereto), if applicable (see "Proposal FOUR: Approval of the Second

Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan — Limitation on Income Tax Deduction" below).
Performance Units and Performance Awards. A Participant receiving a performance unit or a Performance Award will not recognize income, and we will not be allowed a deduction, at the time such Award is granted. When a Participant receives payment of a performance unit or Performance Award, the amount of the fair market value of any shares of Common Stock received will be ordinary income to the Participant, and we will be entitled to a corresponding deduction at that time, subject to the limitations of Section 162(m) of the Code (to the extent such limitations remain relevant under any applicable "grandfathering" rules relating thereto), if applicable (see "Proposal FOUR: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan — Limitation on Income Tax Deduction" below).
Effect of Deferral on Taxation of Awards. If the Executive Compensation Committee permits a Participant to defer the receipt of payment of an Award and such Participant makes an effective election to defer the payment of the Award in accordance with the administrative guidelines established by the Executive Compensation Committee, the Participant will not realize taxable income until the date the Participant becomes entitled to receive such payment pursuant to the terms of the deferral election, and we will not be entitled to a deduction until such time, assuming the deferral arrangement complies with Section 409A of the Code. Any interest or dividends paid on, or capital gains resulting from, the investment by us of the amount deferred during the deferral period will be taxable to us in the year recognized. At the time the Participant becomes entitled to receive the deferred payment, the Participant will recognize taxable income in an amount equal to the actual payment to be received, including any interest or earnings credited on the amount deferred during the deferral period, and we will be entitled to a corresponding deduction for such amount at that time, subject to the limitations of Section 162(m) of the Code (to the extent such limitations remain relevant under any applicable "grandfathering" rules relating thereto), if applicable (see "Proposal FOUR: Approval of the Second Amendment to the Incentive Plan – Description of the Incentive Plan and the Second Amendment to the Incentive Plan — Limitation on Income Tax Deduction" below). Section 409A of the Code generally establishes rules that must be followed with respect to covered deferred compensation arrangements in order to avoid the imposition of an additional 20% penalty tax (plus interest) on the employee or other service provider who is entitled to receive the deferred compensation.
Limitation on Income Tax Deduction
U.S. federal income tax law generally prohibits publicly held companies from deducting compensation paid to certain executive officers that exceeds $1 million during the tax year. Historically, Section 162(m) of the Internal Revenue Code of 1986, as amended ("Section 162(m)"), provided an exemption from the deductibility limit for certain compensation that was "performance-based" and meet various requirements as set forth under Section 162(m). The TCJA repealed this exemption, and now compensation paid to such executive officers in excess of $1 million in 2018 and later is no longer deductible, even if performance-based, unless it meets certain limited transition relief. While guidance has been issued on the scope of this transition relief, its application is based on interpretation and no assurance can be given as to whether Awards that are intended to qualify for the Section 162(m) exemption (as such exemption existed prior to January 1, 2018) will be deductible under the applicable transition relief guidance. We retain the ability to pay compensation that exceeds deductibility limits and believe that having flexibility to recruit, retain and motivate our employees with a compensation program that promotes long-term value creation, even though some compensation awards may not be tax-deductible, is in the best interests of our stockholders.

Incentive Plan Benefits
The following table sets forth certain information regarding grants of equity awards made under the Incentive Plan during 2018 to: (i) each of the Named Executive Officers; (ii) all current executive officers of the Company as a group; (iii) all current directors who are not executive officers as a group; and (iv) all employees, including all current officers who are not executive officers, as a group. The table below reflects, as required by applicable SEC rules, grant date fair value under FASB ASC Topic 718. Future awards, if any, that will be made to eligible Participants under the Incentive Plan are subject to the discretion of the Executive Compensation Committee. Accordingly, future grants under the Incentive Plan are not determinable.

Name and Principal Position	Dollar Value (2)	Number of Equity Awards (1)(3)
James D. Reed	$749,887	38,812
President, Chief Executive Officer and Director

Jason R. Bates	$582,972	28,063
Executive Vice President and Chief Financial Officer

Timothy W. Guin	$399,979	22,263
Executive Vice President and Chief Commercial Officer

Johannes “Werner” P. Hugo	$326,922	16,552
Former Senior Vice President – Trucking Operations (4)

George T. Henry	$168,735	9,517
Senior Vice President – USAT Logistics

James A. Craig	$254,753	10,976 (5)
Former Executive Vice President, Chief Commercial Officer and President - USAT Logistics

Executive Group	$—	—
Non-Executive Director Group	$324,838	12,465
Employee Group	$1,799,539	88,441 (6)

1.Represents the 2018 grants that were granted at various dates during the year.
2.This column represents the grant date fair value of the stock awards under FASB ASC Topic 718 granted to the recipients during 2018. The fair value of the equity awards is accounted for in accordance with FASB ASC Topic 718. For additional information on the valuation assumptions, refer to Note 1, Description of Business and Summary of Significant Accounting Policies and Note 11, Equity Compensation and Employee Benefit Plans, of our consolidated financial statements in the Form 10-K for the year-ended December 31, 2018, as filed with the SEC on February 27, 2019. These amounts reflect our expected accounting expense over the relevant performance period and do not necessarily correspond to the actual value that will be recognized by the recipients.
3.Includes all restricted stock and performance units granted under the Incentive Plan during 2018.

4.Other than 1,934 shares of restricted stock which were permitted to vest as scheduled on March 22, 2019, all unvested equity awards to Mr. Hugo will be forfeited in association with his resignation from the Company. See "Executive Compensation – Compensation Discussion and Analysis – Separation Agreements."
5.Represents the acceleration of vesting of 10,976 shares of restricted stock in association with Mr. Craig's separation from the Company. See "Executive Compensation – Compensation Discussion and Analysis – Separation Agreements."
6.Includes 15,449 which have been forfeited.
See "Securities Authorized for Issuance Under Equity Compensation Plans" for additional information, as of December 31, 2018, regarding our compensation plans under which shares of Common Stock are authorized for issuance.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN.
All duly submitted and unrevoked proxies will be voted "FOR" Proposal FOUR, unless otherwise instructed.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information, as of December 31, 2018, with respect to our compensation plans under which shares of Common Stock are authorized for issuance. The number of shares of Common Stock reflected in column (a) of the following table is comprised of 251,869. The number of shares of Common Stock reflected in column (c) of the following table is comprised entirely of shares available for future grant under the Incentive Plan as of December 31, 2018, as described below, and neither column (a) nor (c) includes the additional shares available for issuance thereunder contemplated by the Second Amendment to the Incentive Plan. Shares of Common Stock underlying outstanding options granted under the Incentive Plan that are terminated or expire unexercised will be available for future grant.

	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining eligible for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)	(b)(1)	(c)
Equity Compensation Plans Approved by Security Holders	251,869	$—	501,625
Equity Compensation Plans Not Approved by Security Holders	—	$—	—
Total	251,869	$—	501,625

STOCKHOLDER PROPOSALS
Under SEC rules and regulations, stockholder proposals intended to be presented at the 2020 Annual Meeting (other than proxy access nominations) must be received by the Company no later than December 6, 2019 to be eligible for inclusion in our proxy statement and form of proxy for next year's meeting. However, if the date of the 2020 Annual Meeting is more than thirty days before or after May 8, 2020, then the deadline for submitting any such stockholder proposal for inclusion in the proxy materials relating to the 2020 Annual Meeting shall be a reasonable time before we begin to print or mail such proxy materials.
If, pursuant to our bylaws, any stockholder intends to present a proposal at the 2020 Annual Meeting without inclusion of such proposal in our proxy materials, we must receive notice of such proposal no earlier than January 9, 2020 and no later than February 8, 2020. Any notice received prior to January 9, 2020 or after February 8, 2020 is untimely. However, if the date of the 2020 Annual Meeting is more than twenty-five days before or after May 8, 2020, notice by the stockholder in order to be timely must be received not later than the close of business on the tenth day following the first day on which the notice of the date of the 2020 Annual Meeting was mailed or public disclosure of the date of the annual meeting otherwise was made, whichever occurs first.
Proposals (other than proxy access nominations) must concern a matter that may be properly considered and acted upon at the Annual Meeting in accordance with applicable laws and regulations and our bylaws, committee charters and policies, and must otherwise comply with Rule 14a-8 of the Exchange Act and we reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with these requirements.
The Board recently amended and restated the Company's bylaws to include a proxy access provision. Under the amended and restated bylaws, stockholders who meet the requirements set forth in the amended and restated bylaws may submit director nominations for inclusion in the proxy materials. Proxy access nominations for the 2020 Annual Meeting must be received by the Company no earlier than November 6, 2019 and no later than December 6, 2019 assuming the date of the 2020 Annual Meeting is not more than thirty days before and not more than seventy days after April 4, 2020, and must meet all the requirements set forth in the amended and restated bylaws.
Any proposal (including proxy access nominations) should be addressed to USA Truck, Inc., Attention: Secretary, 3200 Industrial Park Road, Van Buren, Arkansas 72956.
STOCKHOLDERS WHO DO NOT EXPECT TO ATTEND THE MEETING ARE URGED TO SIGN, DATE AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES.
By order of the Board of Directors
/s/ Katherine B. Knight
Secretary
Van Buren, Arkansas
April 4, 2019

Upon written request of any stockholder, we will furnish, without charge, a copy of our 2018 Annual Report on Form 10-K, as filed with the Securities and Exchange Commission, including the financial statements and schedules thereto. The written request should be sent to Katherine B. Knight, Secretary of the Company, at our executive offices, 3200 Industrial Park Road, Van Buren, Arkansas 72956. The written request must state that as of March 13, 2019, the person making the request was a beneficial owner of shares of our Common Stock.

APPENDIX A

SECOND AMENDMENT
TO THE
USA TRUCK, INC.
2014 OMNIBUS INCENTIVE PLAN
This Amendment (the "Second Amendment") to the USA Truck, Inc. 2014 Omnibus Incentive Plan, as amended by the First Amendment (the "Plan") is made and adopted by USA Truck, Inc. (the "Company"). Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Plan, as amended by the Second Amendment.
WHEREAS, the Company has adopted the Plan for the benefit of employees, directors, and other eligible participants;
WHEREAS, the Plan is administered by the Executive Compensation Committee of the Board of Directors of the Company (the "Committee");
WHEREAS, Section 16.4 of the Plan provides that the Committee may amend the Plan from time to time, subject to the approval of the Company's stockholders as required under applicable laws or regulations;
WHEREAS, the number of shares of Common Stock of the Company available for issuance under the Plan is no longer sufficient to fulfill the objectives of the Plan; and
WHEREAS, the Committee desires to further amend the Plan through this Second Amendment to increase by 500,000 the number of shares available for issuance pursuant to the Plan and to (i) make technical updates related to Section 162(m) of the Code in light of the 2017 Tax Cuts and Jobs Act, and (ii) make other miscellaneous, administrative and conforming changes as are necessary.
RESOLVED, that the Committee hereby amends the Plan as follows, with deletions shown as bold strikethroughs and additions shown as bold underlines:
1. Section 1.2 of the Plan is hereby amended in its entirety as follows:
Section 1.2. Term. The Plan was initially adopted by the Board of Directors on February 25, 2014, and became effective on May 23, 2014, the date of the approval by the Company's stockholders. In March of 2017 the Committee approved the First Amendment to the Plan (the “First Amendment”) and on May 10, 2017, the date of approval by the Company’s stockholders, the First Amendment was effective. In March of 2019 the Committee approved the Second Amendment to the Plan (the “Second Amendment”). This Second Amendment will become effective upon the date of approval by the Company’s stockholders at the 2019 Annual Meeting of Stockholders (the “Second Amendment Effective Date”). If stockholder approval of this amendment is not obtained at the 2019 Annual Meeting of Stockholders, the Plan, as amended by the First Amendment, will remain in full force and effect.
2. Section 2.1(f) of the Plan is hereby amended in its entirety as follows:
(f) "Committee" means the Executive Compensation Committee of the Board, or such other Board committee as may be designated by the Board to administer the Plan; provided, that the Committee shall consist of two or more Directors, all of whom are both a "Non-Employee Director" within the meaning of Rule 16b-3 under the Exchange Act and an "~~outside~~ independent director" ~~within~~ for purposes of the ~~meaning~~ rules of the ~~definition of~~ principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such ~~term as contained in Treasury Regulation Section 1.162-27(e)(3)~~ rules.
3. Section 2.1(j) of the Plan is hereby amended in its entirety as follows:
(j) ~~"Covered Employee" means an Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.~~ Reserved.

4. Section 2.1(s) is hereby amended in its entirety as follows:
(s) "Performance Awards" means the Stock Awards and performance units granted pursuant to Article VII. ~~Performance Awards are intended to qualify as "performance-based compensation" under Section 162(m) of the Code.~~
5. Section 2.1(t) is hereby amended in its entirety as follows:
(t) “Performance Criteria” means the one or more criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period. The Performance Criteria that will be used to establish such Performance Goal(s) shall be expressed in terms of the attainment of specified levels of one or any variation or combination of the following: revenues (including, without limitation, measures such as revenue per mile (loaded or total) or revenue per tractor), net revenues, fuel surcharges, accounts receivable collection or days sales outstanding, cost reductions and savings (or limits on cost increases), safety and claims (including, without limitation, measures such as accidents per million miles, number of significant accidents, number of worker's compensation claims, changes in safety scores and ratings), operating income, operating ratio, operating margin, income before taxes, net income, earnings before interest and taxes (EBIT), earnings before interest, taxes, depreciation, and amortization (EBITDA), earnings before interest, taxes, depreciation and amortization, and rents (EBITDAR), adjusted net income, diluted earnings per share, adjusted diluted earnings per share, stock price, working capital measures, assets, return on assets, return on revenues, debt-to-equity or debt-to-capitalization (in each case with or without lease adjustment), leverage measures, productivity and efficiency measures (including, without limitation, measures such as driver turnover, trailer-to-tractor ratio, tractor-to-non-driver ratio, average revenue per tractor, average percentages of loaded and empty miles, average fuel savings, and fuel surcharge revenues), cash position, return on stockholders’ equity, return on invested capital, cash flow measures (including, without limitation, free cash flow), net margin, gross margin, market share, stockholder return, economic value added, or completion of acquisitions (either with or without specified size). In addition, the Committee may establish, as additional Performance Criteria, the attainment by a Participant of one or more personal objectives and/or goals that the Committee deems appropriate, including, without limitation, implementation of Company policies, negotiation of significant corporate transactions, development of long-term business goals or strategic plans for the Company, or the exercise of specific areas of managerial responsibility. Each of the Performance Criteria may be expressed on an absolute and/or relative basis with respect to one or more peer group companies or indices, and may include comparisons with past performance of the Company (including one or more divisions thereof, if any) and/or the current or past performance of other companies. Where applicable, to the extent permitted under Section 162(m) of the Code (to the extent such determinations or adjustments remain relevant under any applicable “grandfathering” rules relating thereto), the Committee may adjust the performance criteria to omit the effects of extraordinary items, acquisitions or dispositions, unusual, one-time or non-recurring items, cumulative effects of changes in accounting principles and similar items or transactions.
6. Section 2.1(bb) of the Plan is hereby amended in its entirety as follows:
(bb) "Term" means the term during which new Awards may be granted under the Plan, which shall be, (i) if stockholder approval of this ~~Plan~~ Second Amendment is obtained at the ~~2014~~ 2019 Annual Meeting of Stockholders, the date of such approval, until the Plan expires on May ~~23~~8, ~~2024~~2029, or (ii) if stockholder approval of this Second Amendment is not obtained at the 2019 Annual Meeting of Stockholders, May 23, 2014 until the Plan expires on May 23, 2024.
7. Section 4.4 of the Plan is hereby amended in its entirety as follows:
Section 4.4 Section 162(m) of the Code. With regard to Awards issued ~~to Covered Employees~~ that are or were intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto), the Plan shall, for all purposes, be interpreted and construed with respect to such Awards in the manner that would result in such interpretation or construction satisfying the exemptions available under Section 162(m) of the Code or applicable “grandfathering” rules” relating thereto.

8. Section 4.6 of the Plan is hereby amended in its entirety as follows:
Section 4.6. Allocation and Delegation of Authority. The Committee may allocate all or any portion of its responsibilities and powers under the Plan to any one or more of its members, the CEO, or other senior members of management as the Committee deems appropriate, and may delegate all or any part of its responsibilities and powers to any such person or persons; provided, that any such allocation or delegation be in writing; provided, further, that only the Committee, or other committee consisting of two or more Directors, all of whom are both "Non-Employee Directors" within the meaning of Rule 16b-3 under the Exchange Act and "~~outside~~ independent directors" ~~within~~ for purposes of the ~~meaning~~ rules of the ~~definition of~~ principal national securities exchange on which the Common Stock is then listed or admitted to trading, to the extent required by such ~~term as contained in Treasury Regulation Section 1.162-27(e)(3)~~ rules, may select and grant Awards to Participants who are subject to Section 16 of the Exchange Act ~~or are Covered Employees~~. The Committee may revoke any such allocation or delegation at any time for any reason with or without prior notice.
9. Section 5.2(a) of the Plan is hereby amended in its entirety as follows:
(a) Special Terms. In order to facilitate the making of any Award to Participants who are employed or retained by the Company outside the United States as Employees, Directors, or Consultants (or who are foreign nationals temporarily within the United States) ~~and who are not (and who are not expected to be) “covered employees” within the meaning of Section 162(m) of the Code~~, the Committee may provide for such modifications and additional terms and conditions ("Special Terms") in Awards as the Committee may consider necessary or appropriate to accommodate differences in local law, policy, or custom or to facilitate administration of the Plan. The Special Terms may provide that the grant of an Award is subject to (i) applicable governmental or regulatory approval or other compliance with local legal requirements and/or (ii) the execution by the Participant of a written instrument in the form specified by the Committee, and that in the event such conditions are not satisfied, the grant shall be void. The Special Terms may also provide that an Award shall become exercisable or redeemable, as the case may be, if an Employee’s employment or Director's or Consultant’s relationship with the Company ends as a result of workforce reduction, realignment, or similar measure, and the Committee may designate a person or persons to make such determination for a location. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan as it may consider necessary or appropriate for purposes of implementing any Special Terms, without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, no such sub-plans, appendices or supplements to, or amendments, restatements, or alternative versions of, the Plan shall: (A) increase the limitations contained in Section 6.3; (B) increase the number of available shares under Section 6.1; or (C) cause the Plan to cease to satisfy any conditions of Rule 16b-3 under the Exchange Act.
10. Section 6.1 of the Plan is hereby amended in its entirety as follows:
Section 6.1. Available Shares. The maximum aggregate number of shares of Common Stock which shall be available for the grant of Awards under the Plan from and after the ~~First~~ Second Amendment ~~effective~~ Effective ~~date~~ Date (including incentive stock options) until the end of the Plan's Term shall not exceed 500,000 shares plus such of the ~~500,000~~1,000,000 shares previously reserved as become available for grant pursuant to the terms of the Plan (the "Share Reserve"). The Share Reserve shall be subject to adjustment as provided in Section 6.2. Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock (collectively, "Terminated Shares") shall be available again for grant under the Plan to the extent such Terminated Shares relate to Awards granted on or after the Plan effective date. Notwithstanding anything contained in this Plan to the contrary, the following shares shall not become available for issuance under the Plan: (a) shares tendered by Participants as full or partial payment to the Company upon exercise of stock options granted under this Plan; (b) shares reserved for issuance upon the grant of SARs, to the extent the number of reserved shares exceeds the number of shares actually issued upon exercise of the SARs; (c) shares withheld by, or otherwise remitted to, the Company to satisfy a Participant’s tax withholding obligations upon the lapse of restrictions on Restricted Stock or the exercise of stock options or SARs granted under the Plan or upon any other payment or issuance of shares under the Plan; (d) shares that were reserved for issuance under the Predecessor Plan; and (e) shares that are related to Awards granted under the Predecessor Plan that terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares, are settled in cash in lieu of Common Stock, or are exchanged with the Committee’s permission for Awards not involving Common Stock. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares, including shares purchased in open market or private transactions. For the purpose of computing the total number of shares of Common Stock granted under the Plan, where one or more types of Awards, both of which are payable in shares of Common Stock, are granted in tandem with each other such that the exercise of one type of Award with respect to a number of shares cancels an equal number of shares of the other, the number of shares granted under both Awards shall be deemed to be equivalent to the number of shares under one of the Awards.
11. Section 6.2 of the Plan is hereby amended in its entirety as follows:
Section 6.2. Adjustment Upon Certain Events. In the event that there is, with respect to the Company, a stock dividend or split, reorganization, recapitalization, merger, consolidation, spin-off, combination, or transaction or exchange of Common Stock or other corporate exchange, or any distribution to stockholders of Common Stock or other property or securities or any extraordinary cash dividend (other than regular cash dividends), or any transaction similar to the foregoing or other transaction that results in a change to the Company’s capital structure, then the Committee shall make substitutions and/or adjustments to the maximum number of shares available for issuance under the Plan, the maximum Award payable under Section 6.3, the number of shares to be issued pursuant to outstanding Awards, the option prices, exercise prices or purchase prices of outstanding Awards, and/or any other affected terms of an Award or the Plan as the Committee, in its sole discretion and without liability to any person, deems equitable or appropriate. The Committee, in its sole discretion and without liability to any person, may adjust Performance Goals and Performance Periods for Performance Awards to the extent permitted by Code Section 162(m) (to the extent such determinations or adjustments remain relevant under any applicable “grandfathering” rules relating thereto) to prevent the dilution or enlargement of a Participant’s rights with respect to a Performance Award.
12. Sections 7.1, 7.2, and 7.3 of the Plan are hereby amended in their entirety as follows:
Section 7.1. Purpose. For purposes of Performance Awards issued to Employees, Directors, and Consultants that are intended to qualify as "performance-based compensation" for purposes of Section 162(m) of the Code (to the extent that such Performance Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto), the provisions of this Article VII shall apply in addition to and, where necessary, in lieu of the provisions of Article X, Article XI, and Article XII. The purpose of this Article is to provide the Committee the ability to qualify the Stock Awards authorized under Article X, the Restricted Stock Unit Awards authorized under Article XI, and the performance units under Article XII as "performance-based compensation" under Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto). The provisions of this Article VII shall control over any contrary provision contained in Article X, Article XI, or Article XII.
Section 7.2. Eligibility. For each Performance Period, the Committee will, in its sole discretion, designate ~~within the initial period allowed under Section 162(m) of the Code~~ which Employees, Directors, and Consultants will be Participants for such period. However, designation of an Employee, Director, or Consultant as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. The determination as to whether or not such Participant becomes entitled to an Award for such Performance Period shall be decided solely in accordance with the provisions of this Article VII. Moreover, designation of an Employee, Director, or Consultant as a Participant for a particular Performance Period shall not require designation of such Employee, Director, or Consultant as a Participant in any subsequent Performance Period, and designation of one Employee, Director, or Consultant as a Participant shall not require designation of any other Employee, Director, or Consultant as a Participant in such period or in any other period.
Section 7.3. Discretion of Committee with Respect to Performance Awards. The Committee shall have the authority to determine which ~~Covered Employees or other~~ Employees, Directors, or Consultants shall be Participants of a Performance Award. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goal(s), whether the Performance Goal(s) is (are) to apply to the Company or any one or more subunits thereof and the Performance Formula. For each Performance Period, with regard to the Performance Awards to be issued for such period, the Committee will~~, within the initial period allowed under Section 162(m) of the Code,~~ exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence of this Section 7.3 and record the same in writing.
13. Section 8.1 of the Plan is hereby amended in its entirety as follows:
Section 8.1. In General. Awards may be granted in the form of stock options in such numbers and at such times during the Term of the Plan as the Committee shall determine. These stock options may be incentive stock options within the meaning of Section 422 of the Code, non-qualified stock options (i.e., stock options which are not incentive stock options), or a combination of both. All Awards under the Plan issued to ~~Covered~~ Employees in the form of non-qualified stock options shall qualify as "performance-based compensation" under Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto).
14. Section 9.1 of the Plan is hereby amended in its entirety as follows:
Section 9.1. In General. Awards may be granted in the form of stock appreciation rights ("SARs") in such numbers and at such times during the Term of the Plan as the Committee shall determine. SARs entitle the Participant to receive a payment equal to the appreciation in a stated number of shares of Common Stock from the exercise price to the Fair Market Value of the Common Stock on the date of exercise. The "exercise price" for a particular SAR shall be defined in the Award Notice for that SAR. A SAR may be granted in tandem with all or a portion of a related stock option under the Plan ("Tandem SARs"), or may be granted separately ("Freestanding SARs"). A Tandem SAR may be granted either at the time of the grant of the related stock option or at any time thereafter during the term of the stock option. All Awards under the Plan issued to ~~Covered~~ Employees in the form of a SAR shall qualify as "performance-based compensation" under Section 162(m) of the Code (to the extent that such Awards remain eligible to qualify as “performance-based compensation” for purposes of Section 162(m) under applicable “grandfathering” rules relating thereto).
15. Section 16.4 of the Plan is hereby amended in its entirety as follows:
Section 16.4. Amendment/Termination. The Committee may suspend or terminate the Plan at any time for any reason with or without prior notice. In addition, the Committee may, from time to time for any reason and with or without prior notice, amend the Plan in any manner, but may not without stockholder approval adopt any amendment which would require the vote of the stockholders of the Company if such approval is necessary or deemed advisable with respect to tax, securities, or other applicable laws or regulations, including, without limitation, the listing requirements of the principal national securities exchange on which the Common Stock is then listed or admitted to trading. Notwithstanding the foregoing, without the consent of a Participant (except as otherwise provided in Section 6.2), no amendment may materially and adversely affect any of the rights of such Participant under any Award theretofore granted to such Participant under the Plan. No Awards shall be granted under the Plan after May ~~23~~8, ~~2024~~2029, but Awards theretofore granted may extend beyond that date.
16. Except as expressly amended hereby, all provisions of the Plan shall remain unmodified and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms.
17. This Second Amendment shall be and hereby is incorporated in and forms a part of the Plan.
18. This Second Amendment is contingent upon and shall have no force or effect until such time as it is approved by the stockholders of the Company.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

Vote by Internet or Telephone – QUICK ★★★ EASY
IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail

REVOCABLE PROXY
USA TRUCK, INC.

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 7, 2019.

INTERNET/MOBILE — www.cstproxyvote.com
Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

PHONE — 1 (866) 894-0536
Use a touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided

PLEASE SIGN, DATE AND RETURN THIS PROXY AS SOON AS POSSIBLE.

▲ **Detach card, sign, date and mail in postage paid envelope provided.** ▲

PROXY

Please mark your votes like this **X**

Nominees	FOR ALL	WITHHOLD ALL	FOR ALL EXCEPT
(01) Robert A. Peiser **(02) Robert E. Creager** **(03) Alexander D. Greene**	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

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This Proxy, when properly executed, will be voted in the manner directed herein by the stockholder of record. If no direction is made, this Proxy will be voted "FOR" all Proposals.

The stockholder acknowledges receipt of the Notice and Proxy Statement for the 2019 Annual Meeting of Stockholders and the annual report to stockholders for the year ended December 31, 2018.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED STOCKHOLDER WITH RESPECT TO ANY MATTER TO BE VOTED UPON. IF NO SPECIFICATION IS MADE, THE PROXIES WILL VOTE THESE SHARES "FOR" THE ELECTION OF THE NAMED NOMINEES, "FOR" THE APPROVAL OF THE COMPANY'S EXECUTIVE COMPENSATION, "FOR" THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP, AND "FOR" THE APPROVAL OF THE SECOND AMENDMENT TO THE INCENTIVE PLAN. THE PROXIES WILL VOTE IN THEIR SOLE DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________, **2019.**

(Please sign exactly as name(s) appear(s) at above. If stock is in the name of two or more persons, each should sign. Persons signing as attorney, executor, administrator, trustee, guardian or other fiduciary, please give full title as such. If a corporation, please sign in full corporate name, by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.)

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Stockholders

On-line Annual Meeting Materials:
http://www.cstproxy.com/usa-truck/2019

▲ Detach card, sign, date and mail in postage paid envelope provided. ▲

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS MAY 8, 2019. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NAMED NOMINEES AND "FOR" PROPOSALS TWO, THREE AND FOUR.

The stockholder of record hereby appoints ROBERT A. PEISER and JAMES D. REED, and either of them, with full power of substitution, as Proxies for the stockholder, to attend the Annual Meeting of the Stockholders of USA Truck, Inc. (the "Company"), to be held on May 8, 2019, at 9:00 a.m., Eastern Daylight Time (EDT), and any adjournments thereof, to be held at the Intercontinental New York Barclay, Rockefeller Suite, 111 East 48th Street, New York, New York 10017, and to vote all shares of the common stock of the Company that the stockholder is entitled to vote upon each of the matters referred to in this Proxy and, at their discretion, upon such other matters as may properly come before this meeting.

(Continued and to be marked, dated and signed, on the other side)